UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE GEO GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

April 9, 2020

Dear Shareholder:

You are cordially invited to attend the 2020 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting virtually, conducted via live audio webcast on Tuesday, May 19, 2020, at 10:00 A.M. (EDT).

This year we are furnishing proxy materials to our shareholders primarily on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, most of you will receive a Notice of Internet Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials. This process significantly lowers the costs of printing and distributing our proxy materials. On or about April 9, 2020, we mailed to shareholders a Notice of Internet Availability of Proxy Materials.

Your vote is very important to us. Whether or not you plan to attend the meeting virtually, your shares should be represented and voted. After reading the enclosed proxy statement, please vote your shares as soon as possible. Shareholders may vote via the Internet at www.virtualshareholdermeeting.com/GEO2020, by telephone, or by completing and returning a proxy card. Submitting a vote before the annual meeting will not preclude you from voting virtually at the meeting should you decide to attend. If you wish to participate in the meeting, please refer to pages 52-53 for additional guidelines.

Sincerely,

George C. Zoley

Chairman of the Board,

Chief Executive Officer and Founder

THE GEO GROUP, INC.

4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on May 19, 2020

April 9, 2020

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Tuesday, May 19, 2020, at 10:00 A.M. (EDT). The meeting will be held virtually, conducted via live audio webcast for the purpose of considering and acting on the following proposals:

(1)	To elect eight (8) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year 2020;

(3)	To hold an advisory vote to approve named executive officer compensation; and

(4)	To vote on the shareholder proposal set forth in the proxy statement, if properly presented before the meeting.

Only shareholders of GEO’s common stock of record at the close of business on March 11, 2020, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted upon at the annual meeting can be found in the accompanying proxy statement.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are also set forth on the Notice of Internet Availability.

By Order of the Board of Directors,

Joe Negron

Senior Vice President, General Counsel

and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON TUESDAY, MAY 19, 2020.

GEO’s proxy statement and annual report are available online at: www.proxyvote.com

i

PROXY STATEMENT

THE GEO GROUP, INC.

4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

April 9, 2020

The GEO Group, Inc. (“GEO,” the “Company,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors (the “Board”) for use at the annual meeting of shareholders on May 19, 2020, at 10:00 A.M., Eastern Daylight Time. This year’s annual meeting will be a virtual meeting of shareholders, conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/GEO2020. Please note that the proxy card provides a means to withhold authority to vote for any individual director nominee. Also note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone or the Internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or the Internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accountants of GEO for the fiscal year 2020;

“FOR” the advisory approval of the resolution on named executive officer compensation; and

“AGAINST” the shareholder proposal regarding an annual Lobbying Report, if properly presented before the meeting.

Under New York Stock Exchange rules, brokerage firms have authority to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2020 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

Under New York Stock Exchange rules, the election of directors, the advisory vote to approve named executive officer compensation and the shareholder proposal are not considered a routine matter. As a result, if a brokerage firm does not receive voting instructions from the beneficial owner of shares held by the firm, those shares will not be voted and will be considered broker non-votes with respect to those matters. A broker non-vote will have no effect on the election of directors, the advisory vote to approve named executive officer compensation and the shareholder proposal.

This proxy statement, the notice of annual meeting, the proxy card and our 2019 annual report will be mailed or made accessible via the Internet on or about April 9, 2020.

Management is not aware of any other matters to be presented for action by shareholders at the annual meeting.

Holders of GEO common stock at the close of business on March 11, 2020, the record date, will be entitled to one vote for each share of common stock outstanding in their name on the books of GEO at that date. On March 11, 2020, GEO had 122,375,277 shares of common stock outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a majority of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The advisory vote to approve named executive officer compensation will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval.    The shareholder proposal will be approved if the number of votes cast in favor of approval exceeds the number cast against approval. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the proposal but will not be counted as “votes cast” with respect to the election of directors, the advisory vote to approve named executive officer compensation and the shareholder proposal. If less than the majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be held on Tuesday, May 19, 2020. The Proxy Statement and

2019 Annual Report to Shareholders are available at www.proxyvote.com.

1.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The proxy statement and annual report to security holders is available at www.proxyvote.com.

3.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Instructions on how to request a paper or e-mail copy can be found on the “Important Notice Regarding the Availability of Proxy Materials” (“Notice”). To request the documents by email, send a blank email with the 12-digit control number (located on the Notice) in the subject line to sendmaterial@proxyvote.com. You may also call 1-800-579-1639 to request a copy. Please make your request for a copy as instructed above on or before May 5, 2020 to facilitate timely delivery.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by participating in the meeting and voting the shares electronically.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. GEO will also pay the cost of soliciting your proxy and reimbursing brokerage firms and others for forwarding proxy materials to you. Certain of GEO’s officers, directors and employees may participate in the solicitation of proxies by mail, personal interview, letter, fax and telephone without additional consideration.

PROPOSAL 1:

ELECTION OF DIRECTORS

Director Nominees

GEO’s board of directors is currently comprised of eight (8) members. All of the nominees are presently directors of GEO. Except for Mr. Gordo who was appointed to GEO’s board of directors subsequent to GEO’s 2019 annual meeting, all nominees were elected by the shareholders at GEO’s 2019 annual meeting. Mr. Zoley suggested Mr. Gordo as a prospective Board candidate to the Nominating and Corporate Governance Committees for their consideration and evaluation.

If instructed, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are duly elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

Director Nominees	Age	Since	Current Positions
Anne N. Foreman	72	2002	Director
Richard H. Glanton	73	1998	Director
Jose Gordo	47	2019	Director
Scott Kernan	59	2018	Director
Guido Van Hauwermeiren	58	2018	Director
Christopher C. Wheeler	73	2010	Director
Julie Myers Wood	50	2014	Director
George C. Zoley	70	1988	Chairman and Chief Executive Officer

The following is a brief biographical statement for each director nominee:

Director Nominees

Anne N. Foreman — Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a court appointed trustee of the National Gypsum Company Bodily Injury Trust, a trust created for the purpose of resolving asbestos related bodily injury liabilities. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to this appointment, Ms. Foreman was General Counsel of the Department of the Air Force, a member of the Department’s Intelligence Oversight Board and the Department’s Chief Ethics Officer. She practiced law in the Washington office of Bracewell and Patterson and the London office of Boodle Hatfield, Co. from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman earned a bachelor’s degree, magna cum laude, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor, cum laude, from American University in Washington, D.C. Ms. Foreman served on the board of Trust Services, Inc. beginning in 1999 and has served as chair since 2009. Ms. Foreman also served on the Board of The Wackenhut Corporation from 1993 to 2002, a then publicly-traded security and corrections corporation, for nine years. Ms. Foreman has served on the board of directors of Ultra Electronics Defense, Inc. (UEDI), a US holding company owned by the publicly-traded UK corporation, Ultra Electronics, Plc., a specialist electrical and electronics engineering company.

Ms. Foreman brings extensive legal, government contracting and international experience to the board of directors. Her experience as a board member of other companies strengthens the board of directors’ collective knowledge, capabilities and experience.

Richard H. Glanton — Mr. Glanton has served as a director of GEO since 1998. Mr. Glanton is the Founder and has served as Chairman, and Chief Executive Officer of Electedface Inc., a website that connects voters to the elected and appointed officials who represent them in political districts where they serve. Mr. Glanton was Senior Vice President of Corporate Development at Exelon Corporation from 2003-2008. From 1983 to 2003, he was a Partner at Wolf Block LLP (1983-86) and at Reed Smith LLP (1986-2003). From 1990 to 1998, he served as President of the Barnes Foundation in Merion, Pennsylvania, a foundation established to promote education and the appreciation of fine arts and horticulture. Mr. Glanton is a member of the board of directors and Chairman of the Compensation Committee of Mistras Group, Inc., a publicly traded company providing technology-enabled asset protection solutions used to evaluate the structural integrity of energy, industrial and public infrastructure. Mr. Glanton served as a director of Aqua America, Inc., the second-largest publicly traded water utility based in the U.S., from 1995 to 2018, including as Lead Independent Director and a member of the Executive Committee. He received his bachelor’s degree in English from the University of West Georgia in Carrollton, Georgia and his juris doctor from the University of Virginia School of Law in Charlottesville, Virginia. On July 13, 2017, Mr. Glanton filed for personal bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey. Mr. Glanton filed a proposed reorganization plan on December 5, 2017. On March 8, 2018, Mr. Glanton filed a motion for the voluntary dismissal of the bankruptcy case and an order granting such motion was entered on April 27, 2018.

Mr. Glanton’s experience in utility acquisitions, his experience as a director of other publicly-traded companies and his demonstrated leadership roles in other business activities are important qualifications for the board of directors. His extensive corporate finance and legal knowledge also contribute to the board of directors’ collective knowledge, capabilities and experience.

Jose Gordo — Mr. Gordo has over 20 years of experience in business management, private equity, corporate finance and business law. Since June 2017, Mr. Gordo has served as the Managing Partner of a general partnership that invests in and actively oversees small and medium-sized privately held companies, with a focus on the healthcare, technology and financial services industries. From 2013 to early 2017, Mr. Gordo served as the Chief Financial Officer of magicJack Vocaltec Ltd., a publicly-traded company in the telecommunications industry. Prior to that position, Mr. Gordo served as a Managing Director at The Comvest Group, a Florida-based private equity firm. Mr. Gordo was also previously a partner at the national law firm of Akerman LLP, where he specialized in corporate law matters, advising public and private companies and private equity firms on mergers and acquisitions and capital markets transactions. He received a J.D. degree from Georgetown University Law Center and a B.A. degree from the University of Miami.

Mr. Gordo brings extensive experience in business management, finance, corporate strategy, operations and business law to the Board of Directors. His expertise in these areas and his deep understanding of GEO and its industry will strengthen the board of directors’ collective knowledge, capabilities and experience.

Scott Kernan — Mr. Kernan has served as a director of GEO since September 2018. Mr. Kernan served as the Agency Secretary of the California Department of Corrections and Rehabilitation (“CDCR”) from January 2016 until August 2018. Prior to that time, Mr. Kernan was appointed the Undersecretary of Operations of CDCR beginning in September 2008 and served in that position until retiring in October 2011. In March of 2015, Mr. Kernan returned to the Undersecretary position from his retirement at the request of California Governor Jerry Brown and worked in that capacity until January 2016. From October 2011 until March 2015, Mr. Kernan owned his own independent consulting firm that specialized in corrections and criminal justice. From March 2007 to September 2008, Mr. Kernan served as the Chief Deputy Secretary of Adult Operations of CDCR. Prior to that time, Mr. Kernan served as the Deputy Director of the Division of Adult Institutions of CDCR from May 2006 to March 2007. From November 2004 to May 2006, Mr. Kernan served as the Warden of the California State Prison, Sacramento, a Level IV maximum-security institution. From October 2003 to November 2004, Mr. Kernan served as the Warden of the Mule Creek State Prison, a Level III/IV institution. From March 1983 to October 2003, Mr. Kernan held various correctional positions with CDCR.

Mr. Kernan’s brings invaluable expertise with the California Department of Corrections and Rehabilitation. His industry knowledge and experience will strengthen the board of director’s collective knowledge, capabilities and experience.

Guido Van Hauwermeiren — Mr. Van Hauwermeiren has served as a director of GEO since July 2018. Mr. Van Hauwermeiren is currently the Head of Coverage and Investment Banking — Americas for Societe Generale after joining in 2014. Prior to joining Societe Generale, Mr. Van Hauwermeiren served as the Head of Internal Coverage of BNP Paribas from 2006 to 2014 and a member of the Executive Board of BNP Paribas CIB Paris. Mr. Van Hauwermeiren was Co-Head of Emerging Markets and a member of the International Retail Management Committee of BNP Paribas from 2007 to 2009 and Head of Eurasia — North Africa Region and a member of the Executive Committee at the Cetelem consumer finance division of BNP Paribas from 2006 to 2007. Previously, Mr. Van Hauwermeiren worked for Credit Lyonnais and Calyon Americas from 1992 to 2006 during which time he led coverage teams with responsibility for the United Kingdom, Ireland, Milan, Mexico and Central America, the Midwest/Chicago region of the United States, and Western Europe, Israel and South Africa. Prior to that time, Mr. Van Hauwermeiren worked for Banco Provincial Saica Saca in Venezuela from 1987 to 1991 as Head of Coverage for large multinationals. Mr. Van Hauwermeiren earned a Bachelor of Science degree in Economics at Spring Hill College in Mobile, Alabama and a Master of Business Administration from the Instituto de Estudios Superiores de Administracion (IESA) in Caracas, Venezuela.

Mr. Van Hauwermeiren brings extensive global investment banking experience to the board of directors. His global investment banking experience will strengthen the board of director’s collective knowledge, capabilities and experience.

Christopher C. Wheeler — Mr. Wheeler has served as a director of GEO since 2010. Mr. Wheeler retired from Proskauer Rose LLP in January 2010, where he served as a member of the Corporate Department and a partner in the firm’s Florida office for nearly 20 years. Mr. Wheeler has had extensive experience in real estate and corporate law, institutional lending, administrative law and industrial revenue bond financing. He has acted as counsel for developers, institutions and large property holders in connection with the purchase, sale, refinancing or operation of real estate properties. Mr. Wheeler is a graduate of Hamilton College and Cornell Law School and was a member of the managing Board of Editors of the Cornell Law Review. Active in professional, charitable and philanthropic matters and community affairs, Mr. Wheeler presently serves on the Board of Trustees of the Boca Raton Regional Hospital and BRRH Corporation, the parent organization for Boca Raton Regional Hospital. He is a former member of the Board of Directors of Pine Crest Preparatory School, the Board of Directors of Ronald McDonald House Charities of South Florida, and the Board of Directors of the Florida Atlantic University Foundation.

Mr. Wheeler also served as a member of the Grievance Committee for the Fifteenth Judicial Circuit of Florida. Mr. Wheeler brings extensive real estate, finance and legal knowledge to the board of directors. His credentials in lending and bond financing strengthens the board of directors’ collective knowledge, capabilities and experience.

Julie Myers Wood — Ms. Wood has served as a director of GEO since 2014. She is currently the Chief Executive Officer of Guidepost Solutions LLC (“Guidepost”), a company specializing in monitoring, compliance, international investigations and risk management solutions, after joining the organization in 2012 as president of its Compliance, Federal Practice and Software Solutions division. Prior to joining Guidepost Solutions, Ms. Wood was the former founder and president of ICS Consulting, LLC, a firm specializing in compliance, risk assessments, immigration and customs investigations from November 2008 until September 2012 when it was acquired by Guidepost. Ms. Wood regularly conducts government contracting, immigration and anti-corruption due diligence risk assessments, develops cross-functional compliance monitoring programs and conducts third-party regulatory audits. Ms. Wood also has significant experience as a government-appointed monitor. Prior to joining the private sector, Ms. Wood served as the Head of Immigration and Customs Enforcement (“ICE”) for the Department of Homeland Security (“DHS”) from January 2006 until November 2008 leading its largest investigative component and the second largest investigative agency in the federal government. Ms. Wood’s previous leadership positions in the federal government include Assistant Secretary for Export Enforcement at the Department of Commerce, Chief of Staff for the Criminal Division at the Department of Justice and Deputy Assistant Secretary (Money Laundering and Financial Crimes) at the Treasury Department. Ms. Wood served as an Assistant U.S. Attorney for the Eastern District of New York. Prior to government service, Ms. Wood was an associate at Mayer, Brown & Platt in Chicago, Illinois. In addition to serving as CEO, Ms. Wood sits on the Board of Directors of Guidepost Solutions LLC and its parent company, Solution Point International.

Ms. Wood brings extensive federal government, legal and management experience to the board of directors. Her experience in the private sector, including in compliance and risk assessments, and her former government positions, including as Head of Immigration and Customs Enforcement, strengthens the board of directors’ collective knowledge, capabilities and experience.

George C. Zoley — Mr. Zoley is GEO’s Chairman of the Board, Chief Executive Officer and Founder. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since GEO’s incorporation in 1988. Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, community reentry, electronic monitoring, offender rehabilitation, and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide.

Mr. Zoley has bachelor’s and master’s degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). For seven years, Mr. Zoley served as a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Mr. Zoley was born in Florina, Greece and was the recipient of the Ellis Island Medal of Honor in 2002.

As GEO’s founder, his knowledge, experience, and leadership are invaluable to the operation and development of the company. His more than 35 years with the company make him uniquely qualified to be GEO’s Chairman of the Board and Chief Executive Officer.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the eight nominees for director.

Director Emeritus

Norman A. Carlson — In connection with Mr. Carlson’s retirement from the board of directors and in recognition of Mr. Carlson’s 20 years of distinguished service, his invaluable expertise in the corrections industry and his extensive knowledge of GEO and its operations, the board of directors appointed Mr. Carlson to the position of Director Emeritus of GEO effective January 1, 2015. As Director Emeritus, Mr. Carlson will consult with GEO and the Board and may attend, but not vote at, meetings of the Board. Article VI, Section 8 of GEO’s bylaws expressly provide that the board of directors may appoint persons to serve as Director Emeritus. Mr. Carlson’s status as Director Emeritus will be reviewed annually by the Nominating and Corporate Governance Committee and the Board.

EXECUTIVE OFFICERS OF GEO

The executive officers of GEO as of March 16, 2020 are as follows:

Name	Age	Position
George C. Zoley	70	Chairman of the Board, Chief Executive Officer and Founder
Brian R. Evans	52	Senior Vice President and Chief Financial Officer
J. David Donahue	60	Senior Vice President and President, U.S. Corrections & Detention, and International Operations
Ann M. Schlarb, Ph.D.	55	Senior Vice President and President, GEO Care
Joe Negron	58	Senior Vice President, General Counsel and Secretary
David J. Venturella	53	Senior Vice President, Business Development
Richard K. Long	56	Senior Vice President Project Development
Ronald A. Brack	58	Executive Vice President, Chief Accounting Officer and Controller
Shayn P. March	54	Executive Vice President, Finance and Treasurer

George C. Zoley — Please refer to the biographical information listed above in the “Director Nominees” section.

Brian R. Evans — Brian R. Evans joined GEO in 2000 and has over 20 years of business management experience. Since joining the company, Mr. Evans has served in increasingly senior business management positions including as Vice President of Finance, Chief Accounting Officer, and Controller and was named GEO’s Senior Vice President and Chief Financial Officer in 2009.

As Chief Financial Officer, Mr. Evans is responsible for the overall financial management of GEO and its subsidiaries and the Company’s acquisition and growth initiatives. Since joining the Company, Mr. Evans has overseen significant financial growth and shareholder value creation.

During his tenure at GEO, Mr. Evans has been instrumental in successfully executing the Company’s strategy for three secondary public offerings of equity; the execution of multiple financing transactions; and the successful completion of major business transactions including the acquisitions of Correctional Services Corporation in 2005, CentraCore Properties Trust in 2007, Cornell Companies in 2010, BI Incorporated in 2011, LCS Corrections in 2014 and Community Education Centers in 2017. Mr. Evans was also instrumental in GEO’s highly successful conversion to a Real Estate Investment Trust in 2013.

Prior to joining GEO, Mr. Evans worked for Arthur Andersen LLP as a Manager in the Audit and Business Advisory Services Group from 1994 until joining GEO. During his tenure at Arthur Andersen, Mr. Evans supervised the financial statement audits of both public and private companies and city and county governments. From 1990 until 1994, Mr. Evans served as an Officer in the Supply Corps of the United States Navy and was assigned to the USS Monterey in Jacksonville, Florida.

Mr. Evans graduated in 1990 from the University of Notre Dame with a Bachelor’s Degree in Accounting. Mr. Evans is a member of the American Institute of Certified Public Accountants.

J. David Donahue — J. David Donahue joined GEO as the Eastern Region Vice President in 2009 after a distinguished career in corrections with the States of Indiana and Kentucky as well as the Federal Bureau of Prisons. In his previous role as the Eastern Regional Vice President, he was responsible for the operational oversight of over 24 correctional facilities encompassing over 31,000 beds. Mr. Donahue was promoted to Senior Vice President and President, GEO Corrections and Detention in January 2016.

Prior to joining GEO, Mr. Donahue served as Commissioner of the Indiana Department of Correction. As Commissioner, he led a workforce of over 9,000 employees, supervising nearly 39,000 offenders in addition to 3,000 Juvenile Offenders and those individuals placed on community supervision. During his tenure with

Indiana, Mr. Donahue worked diligently to instill best correctional practices. He employed his leadership skills to provide better protection to the public through an improved sex-offender registry system, enhanced facility security with the addition of state-of-the-art equipment and protocols, consolidated services to increase departmental efficiency and effectiveness, and prepared offenders for reentry using model case management practices.

Prior to leading the Indiana Department of Correction, Mr. Donahue served as Deputy Commissioner for the Kentucky Department of Corrections. In this position, he provided administrative policy direction to all departmental divisions. He was responsible for the planning and supervision of duties for the Directors of the Division of Administrative Services, the Division of the Corrections Training, the Division of Correctional Industries, and the Branch Managers of Offender Information and Information and Technology.

Mr. Donahue began his corrections career as a Correctional Officer. During his correctional career he moved up the ranks serving in various positions including Case Worker, Unit Manager, Executive Assistant and Warden of several facilities in the country. Mr. Donahue now serves as Vice President of the American Correctional Association (“ACA”) and is an ACA-Certified Corrections Executive. In addition, he is an active member of the ACA and serves on the Restrictive Housing Sub-Committee. Mr. Donahue is also a member of the Association of State Correctional Administrators. He attended Eastern Kentucky University, where he earned his Bachelors of Science in Police Administration. He later attended Spalding University, where he completed coursework in the Masters of Arts in Teaching Graduate Program.

Ann M. Schlarb — Dr. Schlarb joined GEO in 2011 as Vice President of Intensive Supervision and Appearance Program (“ISAP”) Services as a result of GEO’s acquisition of B.I. Incorporated, (“B.I.”). Dr. Schlarb joined BI Incorporated in 1995 and was involved in the development, implementation, and operations of two different national programs, one providing supervision and treatment services to offenders in the Criminal Justice System, and the other overseeing field operations for the immigration services division of BI. Dr. Schlarb left BI briefly to complete her doctoral degree in 2009 in Organizational Psychology, during which she remained a consultant. Dr. Schlarb was named Divisional Vice President in May 2012 and managed the BI location monitoring and immigration services division within GEO Care. Promoted to Senior Vice President and President of GEO Care in July 2014, Dr. Schlarb is now responsible for the GEO Care division of The GEO Group, which encompasses the ‘GEO Continuum of Care’ organization, intensive residential and non-residential programming, youth services, electronic monitoring equipment and services, and community-based immigration services.

Dr. Schlarb began her Criminal Justice career in 1986 working as a detention and probation officer, and later as Assistant Director of Operations and Treatment for a Probation Violators facility in San Antonio, Texas. She earned her Master’s degree in Organizational Management and holds several criminal justice certifications.

Joe Negron — Mr. Negron joined GEO in December 2018 and became the GEO’s Senior Vice President, General Counsel and Secretary effective General Counsel January 1, 2019. Prior to joining GEO, Mr. Negron has had 30 years of experience in business law and complex corporate and commercial litigation. Mr. Negron has worked for several prestigious Florida law firms throughout his career, most recently in the litigation practice at Akerman LLP. Mr. Negron also served in the Florida Legislature for fifteen years, including service as both House and Senate Appropriations Chair, as well as President of the Florida Senate in his final term.

Mr. Negron received his undergraduate degree from Stetson University, his Juris Doctor degree from Emory University School of Law and a Masters in Public Administration from Harvard University.

David J. Venturella — Mr. Venturella joined GEO in 2012 as Executive Vice President, Corporate Development. In 2014, he was promoted to Senior Vice President, Business Development. Mr. Venturella is responsible for leading GEO’s business and proposal development efforts. Prior to joining GEO, Mr. Venturella served in various leadership positions including as the Director for the Office of Enforcement and Removal Operations for ICE from February 2011 to June 2012.

In addition to his 22-year career with ICE, Mr. Venturella has worked in the private sector in business development and strategic planning. From May 2004 to September 2007, he served as Vice President of the Homeland Security Business Unit for USIS in Falls Church, Virginia, where he was credited with increasing annual revenues by an average of 15 percent during his tenure. He also served as Director of Business Development for USIS in the company’s Professional Services Division and served as Director of Business Development for the Global Security and Engineering Services Unit with L-3 Communications in Chantilly, Virginia from September 2007 to May 2008. David Venturella has more than 26 years experience in federal law enforcement operations and business development. His expertise includes strategic planning, organizational management, project development and program execution.

Mr. Venturella has a Bachelor of Science degree in Political Science from Bradley University in Peoria, Illinois. He has also completed the Harvard/MIT Executive Leadership Course at Harvard University’s Kennedy School of Government.

Richard K. Long — Mr. Long joined GEO in 2017 after a distinguished career working for Balfour Beatty Construction for the last 30 years. Mr. Long has developed extensive expertise with commercial and federal government construction as well as engineering projects using design-build and construction management at risk delivery methods for both public and private sector clients, with a combined construction value in excess of $5.0 billion. During his 30-year career at Balfour Beatty Construction, Mr. Long has held positions of Civil Engineer, Project Engineer, Chief Estimator, Assistant Project Manager, Vice President of Preconstruction, Senior Vice President of Business Acquisition, and Senior Vice President & South Florida Business Unit Leader responsible for leading Balfour Beatty $600 million annual South Florida business.

With 32 years of construction experience, Mr. Long also finds time for industry service. He is a long-time member and past-chairman of Florida’s largest chapter of the Associated Builders and Contractors (“ABC”). Additionally, as founding member and past-president of the Society of American Military Engineers (“SAME”) South Florida chapter, Mr. Long accepted multiple accolades at the association’s 2012 National Joint Engineer Training Conference.

Mr. Long received his Bachelor of Science in Civil Engineering from the University of Missouri and a Bachelor of Science in Construction Management from the University of Louisiana-Monroe.

Ronald A. Brack — Mr. Brack assumed the role of Vice President, Chief Accounting Officer and Controller for the Company in August 2009. Mr. Brack was GEO’s Vice President and Controller from January 2008 to August 2009 and Controller from April 2007 to January 2008. Mr. Brack joined GEO in May 2005 as Assistant Controller. From 2000 until joining GEO, Mr. Brack was with Fort Lauderdale, Florida based NationsRent, Inc. where his most recent position was Assistant Controller. From 1997 to 2000, Mr. Brack was with the Fort Lauderdale office of Arthur Andersen, LLP where his most recent position was Senior Auditor in the Audit and Business Advisory Services Group. Prior to that time, Mr. Brack spent over ten years in the fleet management business with World Omni Leasing, Inc. and GE Capital Fleet Services. Mr. Brack attended Florida Atlantic University and has a bachelor’s degree in Economics from Vanderbilt University. He is a member of the American Institute of Certified Public Accountants.

Shayn P. March — Mr. March joined GEO as Vice President of Finance and Treasurer in March 2009. Prior to joining GEO, Mr. March served as a Managing Director for the Corporate Investment Banking group at BNP Paribas, where he worked for eleven years in increasing capacities. From 1995 to 1997, Mr. March was employed at Sanwa Bank in the Corporate Finance Department. From 1988 to 1994, Mr. March was employed at UJB Financial in the Finance and Credit Audit Departments. Mr. March earned his Masters in Business Administration in Financial Management from the Lubin School of Business at Pace University and his Bachelor of Arts in Economics at Rutgers University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 16, 2020 (unless stated otherwise) by (i) each nominee for election as director at the 2020 annual meeting of shareholders, (ii) each named executive officer (as defined below), (iii) all director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

Name and Address of Beneficial Owner(1)	Amount & Nature of Beneficial Ownership(2)		Percent of Class(3)
DIRECTOR NOMINEES(4)
Anne N. Foreman	31,336		*
Richard H. Glanton	19,951		*
Jose Gordo	5,900		*
Scott Kernan	14,400		*
Guido Van Hauwermeiren	14,400		*
Christopher C. Wheeler	41,368		*
Julie Myers Wood	32,026		*
George C. Zoley	3,000,002	(4)	2.5%

NAMED EXECUTIVE OFFICERS(5)
Brian R. Evans	262,197		*
J. David Donahue	172,474		*
Ann M. Schlarb	153,371		*
David Venturella	140,606		*

ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (16 Persons)(5)	4,169,837		3.4%

OTHER
The Vanguard Group, Inc.(6)	19,926,421		16.4%
Blackrock, Inc.(7)	14,690,071		12.1%

(1)	Unless stated otherwise, the address of the beneficial owners is c/o The GEO Group, Inc., 4955 Technology Way, Boca Raton, FL 33431.

(2)

Information concerning beneficial ownership was furnished by the persons named in the table or derived from filings made with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned. These figures include shares of common stock underlying stock options held by directors and the named executive officers that are immediately exercisable, or are scheduled to become exercisable within 60 days of March 16, 2020, in the following amounts: Ms. Foreman — 0; Mr. Glanton — 0; Mr. Gordo — 0; Mr. Kernan — 0; Mr. Van Hauwermeiren — 0; Mr. Wheeler — 1,734; Ms. Wood –– 0; Mr. Zoley — 0; Mr. Evans —10,404; Mr. Donahue — 0; Ms. Schlarb — 8,670; and Mr. Venturella — 0. These figures include shares of restricted stock held by directors and the named executive officers, that are unvested but have voting rights, in the following amounts: Ms. Foreman — 15,086; Mr. Glanton — 15,086; Mr. Gordo — 5,900; Mr. Kernan — 12,275; Mr. Van Hauwermeiren — 12,275; Mr. Wheeler — 15,087; Ms. Wood — 15,086 Mr. Zoley — 400,002; Mr. Evans — 135,000; Mr. Donahue –– 105,000; Ms. Schlarb — 82,501; and Mr. Venturella — 80,000.

(3)	As of March 16, 2020, GEO had 121,514,412 shares of common stock outstanding.

(4)	This number does not include 553,665 shares held by a rabbi trust for the benefit of Mr. Zoley pursuant to the amended and restated executive retirement agreement.

(5)

Includes 20,808 shares of common stock underlying stock options that are immediately exercisable or are scheduled to become exercisable within 60 days of March 16, 2020 and 1,090,798 shares of restricted stock that are unvested but have voting rights held by directors and executive officers (16 persons in total). 87,241 shares of common stock held by Mr. Evans are pledged as security.

(6)

The principal business address of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Based on Amendment No. 10 to Schedule 13G filed February 11, 2020, Vanguard reported that, as of December 31, 2019, it beneficially owned 19,926,421 shares with sole voting power over 253,757 shares, shared voting power over 27,759 shares, sole dispositive power over 19,663,139 shares and shared dispositive power over 263,282 shares.

(7)

The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. Based on Amendment No. 11 to Schedule 13G filed February 4, 2020, BlackRock reported that, as of December 31, 2019, it beneficially owned 14,690,071 shares with sole voting power over 14,507,796 shares and sole dispositive power over 14,690,071 shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held four meetings during fiscal year 2019. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange (“NYSE”), the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that, Anne N. Foreman, Richard H. Glanton, Guido Van Hauwermeiren, Christopher C. Wheeler and Julie Myers Wood qualify as independent under the NYSE’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established eight standing committees. The members of the board of directors serving on these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE Richard H. Glanton, Chairman Guido Van Hauwermeiren Christopher C. Wheeler	CORPORATE PLANNING COMMITTEE Anne N. Foreman, Chairman Scott M. Kernan Guido Van Hauwermeiren Julie Myers Wood Jose Gordo

COMPENSATION COMMITTEE Richard H. Glanton, Chairman Anne N. Foreman Christopher C. Wheeler	OPERATIONS AND OVERSIGHT COMMITTEE Scott M. Kernan, Chairman Anne N. Foreman Richard H. Glanton Julie Myers Wood Jose Gordo

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Christopher Wheeler, Chairman Anne N. Foreman Richard H. Glanton	LEGAL STEERING COMMITTEE Christopher C. Wheeler, Chairman Anne N. Foreman Richard H. Glanton Julie Myers Wood Jose Gordo

EXECUTIVE COMMITTEE George C. Zoley, Chairman Richard H. Glanton Christopher C. Wheeler	INDEPENDENT COMMITTEE Richard Glanton, Chairman Anne N. Foreman Guido Van Hauwermeiren Christopher C. Wheeler Julie Myers Wood

Audit and Finance Committee

The Audit and Finance Committee met six times during fiscal year 2019. The Report of the Audit and Finance Committee is included in this proxy statement.

All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton is the “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor and review and oversee its performance;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	oversee the independence of the Company’s independent auditor;

•	review and approve in advance any non-audit services to be provided by the independent auditor, including the proposed fees;

•

review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•

review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•

establish, review periodically and update as necessary a Code of Business Conduct and Ethics (the “Code of Conduct”), ensure that management has established a system to enforce the Code of Conduct, and review management’s monitoring of the Company’s compliance with the Code of Conduct;

•

review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met six times during fiscal year 2019. The Report of the Compensation Committee is included in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to director compensation;

•

establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•

establish annual and long-term performance goals for the compensation of our Chief Executive Officer (“CEO”) and other senior executive officers, evaluate the CEO’s and such other senior executive officers’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto;

•

review and discuss with management our disclosures under “Compensation Discussion and Analysis”, or CD&A, and based on such review and discussion make a recommendation to the Board as to whether the CD&A should be included in our proxy statement; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during fiscal year 2019.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•

identify candidates qualified to become members of the board of directors and select or recommend that the full board of directors select such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	assist the Board in determining and monitoring whether or not each director and prospective director is an “independent director” within the meaning of any rules and laws applicable to GEO;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•

establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	periodically review our Code of Conduct for directors, officers and employees, and approve amendments to the Code of Conduct to the extent deemed appropriate by the committee;

•

advise the board of directors with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any member of our board of directors or any executive officers;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

In fulfilling the committee’s duties to identify and recommend candidates for election to our board of directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity — diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our board of directors at the time of election.

Executive Committee

Periodically during fiscal year 2019, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. All actions taken by the Executive Committee in 2019 were ratified by the board of directors at their next quarterly meeting.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Legal Steering Committee

The Legal Steering Committee reviews with management strategic issues with respect to material litigation and other discrete legal issues.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the board of directors designates for independent director review.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and it does not and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders. We adopted proxy access in advance of our 2017 annual meeting of shareholders.

Our proxy access provisions are set forth in Article II, Section 6 of our Second Amended and Restated Bylaws (“Bylaws”). The proxy access provisions permit a shareholder, or a group of up to twenty (20) shareholders, owning three percent (3%) or more of the Company’s outstanding common stock continuously for at least three (3) years, to nominate twenty percent (20%) of the number of directors then in office (rounding down to the nearest whole number) provided that the shareholder or group and each nominee satisfy the eligibility, procedural and disclosure requirements for proxy access as specified in the Bylaws, including that the Company receive notice of such nominations between 90 and 120 days prior to the anniversary date of the previous year’s annual meeting of shareholders. Since our annual meeting for 2020 is scheduled for May 19, 2020, any nomination pursuant to our proxy access process to be considered at the 2021 annual meeting must be properly submitted to us not earlier than January 19, 2021 or later than February 18, 2021.

There are no differences between the considerations and qualifications for director nominees that are recommended by shareholders and director nominees recommended by the Nominating and Corporate Governance Committee. Other than adopting proxy access, the Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name of a nominee for consideration by the Nominating and Corporate Governance Committee outside of the proxy access process, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Board Leadership Structure

Our CEO also serves as the Chairman of the board of directors. Richard H. Glanton has served as Lead Independent Director of the Company since January 1, 2011.

Mr. Glanton has been a director of GEO since 1998 and is currently the Chairman of the Audit and Finance Committee, the Compensation Committee and the Independent Committee and a member of the Executive Committee, the Nominating and Corporate Governance Committee, the Operations and Oversight Committee and the Legal Steering Committee. As the Lead Independent Director, Mr. Glanton has input to the Chairman of the board on preparation of agendas for board and committee meetings. Mr. Glanton chairs board meetings when the Chairman of the board is not in attendance and provides input to the independent directors and ensures that the effectiveness of the board is assessed on a regular basis. The Lead Independent Director reports to the board regarding deliberations of the independent directors and may recommend special meetings of the independent directors as necessary. Because of Mr. Glanton’s long history as a board member and his service as the Chairman of the Audit and Finance Committee, the Compensation Committee and the Independent Committee, the board believes that Mr. Glanton is uniquely qualified to serve as the Lead Independent Director of the Company. In 2012, in connection with our conversion to a REIT, Mr. Glanton was the chairman of a special committee created to review and manage the divestiture of GEO Care, Inc.

As a company that is focused on its core business, we believe the CEO is in the best position to direct the independent directors’ attention on the issues of greatest importance to the Company and its shareholders. Since our CEO knows the Company’s business, is a pioneer in the industry and has over thirty years of experience, we believe that our CEO is the appropriate person to lead the board of directors. Our overall corporate governance policies and practices combined with the strength of our independent directors, including our Lead Independent Director, and our internal controls minimize any potential conflicts that may result from combining the roles of Chairman and CEO.

We believe the current leadership structure of the board of directors supports the risk oversight functions described below by providing independent leadership at the board and committee level through the Lead Independent Director with ultimate oversight by the full board of directors led by our Chairman and CEO. The board of directors periodically reviews and considers whether the current board leadership structure continues to be appropriate for our Company.

Board Risk Oversight

Our board of directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the board of directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The board of directors has delegated responsibility for the oversight of specific risks to the following committees:

•	The Audit and Finance Committee oversees GEO’s risk policies and processes relating to the financial statements, financial reporting processes and credit risks.

•

The Operations and Oversight Committee oversees GEO’s operating risks. The Operations and Oversight Committee meets regularly during the year and on occasions when an operations incident occurs. The Operations and Oversight Committee may travel to the appropriate site to audit the operating practices and procedures if an incident has occurred.

•	The Compensation Committee oversees risks related to the Company’s compensation policies and practices.

•	The Legal Steering Committee oversees risks related to major litigation.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants, which we refer to as the Code of Conduct. The Code of Conduct strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the Code of Conduct, and accountability for compliance with the Code of Conduct. The Code of Conduct can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity-Business Conduct & Ethics.” In addition, the Code of Conduct is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees, which we refer to as the Code of Ethics for Senior Financial Officers. The text of this Code of Ethics for Senior Financial Officers is located in Section 19 of GEO’s Code of Conduct. The Code of Ethics for Senior Financial Officers can be found on our website at http:// www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity-Business Conduct & Ethics.” In addition, the Code of Ethics for Senior Financial Officers is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity-Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee, who is currently Mr. Wheeler.

Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board, including the presiding director for non-employee director executive sessions. Persons wishing to write to the board of directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or a committee of the board, should send correspondence to the Corporate Secretary at 4955 Technology Way, Boca Raton, Florida 33431.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. All of our directors, except for Mr. Gordo who was not a director at the time, attended the 2019 annual meeting of shareholders.

Publication of the First Annual Human Rights and ESG Report

On September 26, 2019, GEO published its first annual Human Rights and Environmental, Social & Governance (ESG) Report. The 2018 Human Rights and ESG Report is based on 2018 data. The Report was developed referencing the Global Reporting Initiative Standards and the UN Guiding Principles on Business and Human Rights.

The 2018 Human Rights and ESG Report can be found at http://www.geogroup.com/Portals/0/HumanRightsESG2018.pdf

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered public accountants in fiscal years 2019 and 2018. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2019 and 2018.

	2019	2018
Audit Fees(1)	$2,796,350	$2,832,101
Audit Related Fees(2)	$33,850	$95,527
Tax Fees(3)	$—	$8,914
All Other Fees	$—	$—

Total	$2,830,200	$2,936,542

(1)

Audit fees for 2019 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, and statutory requirements required domestically and internationally. Audit fees for 2018 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory requirements required domestically and internationally, comfort letters and consents related to the prospectus supplement for the at-the-market equity offering program.

(2)	Audit related fees in 2019 and 2018 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K and various due diligence services.

(3)	Tax fees for 2018 consist of fees for tax compliance and consultation primarily related to GEO’s foreign locations.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit, audit-related, tax and all other services provided by Grant Thornton to GEO in 2019 and 2018 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2019 and 2018 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman, Richard H. Glanton, the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. Glanton with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

All of the services provided by Grant Thornton to GEO in 2019 and 2018 were approved by the Audit and Finance Committee pursuant to these procedures. The Audit and Finance Committee will continue to review and pre-approve such services as appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers the 2011 employee stock purchase plan and our 2018 stock incentive plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under that Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended periodically. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.geogroup.com by clicking the link “Social Responsibility” on our homepage and then clicking the links “Governance with Integrity — Corporate Governance”.

Say-on-Pay Results

At our 2019 Annual Meeting of Shareholders, over 98.5% of the votes cast voted to approve the advisory resolution on our executive compensation referred to as the “say-on-pay” vote. The Compensation Committee believes that the positive outcome of the say-on-pay vote supports the compensation arrangements established by the Compensation Committee. The Compensation Committee considered the results of the shareholder vote on the 2019 “say-on-pay” proposal as one of the many factors relevant in connection with the discharge of its responsibilities along with the advice of its independent compensation consultant and shareholder feedback. During 2019, the Compensation Committee continued the compensation program in place during 2018 with the changes noted below under the section titled, “Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined”.

Role and Independence of Compensation Consultant

The Compensation Committee assessed the independence of Pay Governance LLC, (“Pay Governance”), a nationally recognized executive compensation consultant, taking into account the following factors:

•	Other services provided by Pay Governance;

•	The amount of fees paid by GEO to the consultant as a percentage of its total revenues;

•	Any business or personal relationships between the consultant (including its representatives) and GEO’s directors or senior officers; and

•	The policies and procedures the consultant has in place to prevent conflicts of interest, which includes a prohibition against stock ownership in GEO.

Pay Governance has attested to its independence and does not provide any services to GEO other than those related to executive compensation consulting. Based on its assessment, the Compensation Committee agreed that the compensation consultant is independent and that the compensation consultant’s work has not raised any conflict of interest.

During 2019, the Compensation Committee engaged Pay Governance to perform the following services: (i) a peer group analysis and review of the compensation levels of the executive officers; (ii) review the proxy statement for the 2019 annual shareholders meeting including consultation related to the Compensation Discussion and Analysis section of the proxy statement; (iii) calculation of the Total Shareholder Return (“TSR”) Performance to determine the performance-based restricted stock payout levels; (iv) calculation of the

Accounting Fair Value for performance-based restricted stock awards; (v) a peer group analysis and review of non-employee director compensation: and (vi) a review of executive compensation trends and developments. Other than as described above, Pay Governance was not asked to perform any other services for us in 2019. GEO paid Pay Governance a total of $88,089 related to its work for the Compensation Committee in 2019.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

Process for Determining Compensation

When making decisions regarding the compensation of named executive officers, including the Chief Executive Officer, the Compensation Committee considers competitive market data and analyses prepared by Pay Governance, historical pay to the named executive officers and the appropriateness of such compensation, including by comparing it to a peer group of companies periodically. Annually, the Compensation Committee will use peer group and broader general industry data to obtain a general understanding of compensation practices and therefore ensure that it is acting in an informed and responsible manner to make sure our executive compensation program is competitive. The Compensation Committee views peer group data as one factor in assisting its compensation decisions. In 2019, the Compensation Committee asked Pay Governance to conduct a peer group analysis to evaluate our compensation programs and practices as a whole, and the compensation levels of our named executive officers. When evaluating pay levels and practices of peer companies within the REIT industry, the Compensation Committee focused on data from the group of similarly-sized, equity REITs listed below. GGP Inc. was excluded from the historical peer group as a result of its acquisition by Brookfield Property Partners in August 2018. After making this exclusion and determining that the historical peer group continued to be appropriate on the basis of revenue size and with all companies generally focused on the specialty REIT industry, the Compensation Committee did not make any additional changes to the following peer group for 2019:

AvalonBay Communities, Inc.	Essex Property Trust, Inc.
Boston Properties, Inc.	Extra Space Storage Inc.
Brixmor Property Group Inc.	Iron Mountain Incorporated
CBL & Associates Properties, Inc.	Kimco Realty Corporation
CoreCivic, Inc.	Lamar Advertising Company
Crown Castle International Corp.	Prologis, Inc.
Digital Realty Trust, Inc.	Ventas, Inc.
Equinix, Inc.	Vornado Realty Trust
Equity Residential

The Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for named executive officers other than himself. Under the Compensation Committee’s charter, the Chief Executive Officer cannot provide the Compensation Committee with a compensation recommendation for himself. When considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee meets in executive session outside the presence of the named executive officers. The Compensation Committee uses its experience and judgment and considers performance of the Company and the executive officer in making final compensation decisions.

Important Factors Given Particular Consideration by the Compensation Committee in Setting Compensation for the Named Executive Officers

In setting executive compensation for our named executive officers, the Compensation Committee gives particular attention and focus to the following factors over a several year-period:

•	Our financial performance;

•	Our stock price performance;

•	Achievement of strategic operating objectives;

•	Our growth and prospects for continued future growth in both revenues and profitability; and

•	The performance of our senior management team.

Applying these factors to our Company during the previous several years in setting CEO and other named executive officer compensation, the Compensation Committee considered the following:

•

During the past several years, we have experienced strong growth in revenue and profitability and believe we have become the most diversified service provider in our peer group, which will continue to yield growth opportunities in excess of typical industry levels;

•

During 2019, GEO’s total revenues increased approximately 6% to $2.48 billion and Adjusted EBITDAre increased approximately 9% to $483.3 million. Since 2014, GEO has grown Adjusted EBITDAre at a compounded annual growth rate of 6.7%;

•

Throughout the year, our GEO Secure Services business unit served over 300,000 individuals, while managing an average daily population of close to 60,000 in our facilities in the United States. Our GEO Care business unit served more than 700,000 individuals during the year, while managing an average daily census of over 200,000 participants in our community reentry, youth services treatment, and electronic monitoring programs. Our GEO Transport, Inc. division safely transported more than one million passengers while driving more than 21 million miles in the U.S. and internationally;

•

During 2019, we completed the ramp-up of approximately 3,000 previously idle beds and entered into several new contracts at the federal level, which are expected to drive future earnings and cash flow growth. For example, during 2019, we entered into new contracts with U.S. Immigration and Customs Enforcement for five company-owned facilities in California. Three of these facilities were previously subject to contracts with the California Department of Corrections and Rehabilitation that were discontinued as a result of a recently enacted California legislation aimed at phasing out public-private partnership contracts for the operation of secure facilities within California and facilities outside of the state of California housing state of California inmates;

•

During 2019, the GEO Continuum of Care programs achieved the following important milestones: (i) completed more than 6.8 million hours of rehabilitation programming; (ii) averaged more than 13,000 daily participants in academic programs; (iii) awarded 2,882 GEDs and high school equivalency degrees; (iv) averaged more than 33,000 daily participants in vocational training programs; (v) awarded 9,413 vocational training certifications; (vi) averaged more than 18,000 daily participants in substance abuse treatment programs; and (vii) awarded 8,767 substance abuse treatment program completions;

•	During 2019, we hosted our second ever GEO Continuum of Care Conference;

•

During 2019, we published our first annual Human Rights and ESG Report. The comprehensive report built on the Global Human Rights Policy adopted by our Board of Directors in 2013 and provided disclosures related to our Commitment to human rights, criteria related to the development of our employees, our efforts to enhance environmental sustainability in our facilities and our adherence to ethical governance practices.

•

During 2019, we extended the maturity of our $900 million revolving credit facility to May 2024 without any change to its size or pricing grid. As of December 31, 2019, we had approximately $340 million in available capacity under our revolving credit facility;

•	During 2019, we repurchased approximately $56 million of our senior unsecured notes due 2022, which is our nearest term debt security;

•

During the past several years, we have successfully completed and integrated several significant strategic acquisitions, including, most recently, the acquisition of Community Education Centers whose operations encompass over 12,000 beds nationwide, the acquisition of eight correctional and detention facilities from LCS Correctional Services, Inc. and its affiliates, the acquisition by our subsidiary, Protocol Criminal Justice,

Inc., of assets relating to customer relationship management software from APAC Customer Services, Inc., our acquisition of Soberlink, Inc., a leading developer and distributor of mobile alcohol monitoring devices and services, our acquisition and integration of BI Incorporated in 2011, which allowed us to introduce important new electronic monitoring and community service offerings to our customers, and the acquisition and integration of Cornell Companies in 2010-2011, which materially expanded the scope of our U.S. Corrections Services and what we now refer to as our GEO Care segment;

•

We believe the efforts undertaken by our senior management team over the past several years to expand our company´s business, both in our core corrections business and into new diversified services, have positioned us to have what we believe are stronger prospects for stable and strong revenue and profit growth than any peer company in our industry;

•

Our senior management team has consistently demonstrated the ability, over a long period of time, to manage through and capably address and mitigate the key risks that face our business on an ongoing basis;

•

Our senior management team has consistently made delivering shareholder value a priority. Notwithstanding, the volatility and downward pressure on our stock price during 2019 as a result of a number of factors, including the announcement by several financial institutions to not renew existing agreements or enter into new agreements with companies that operate secure facilities and centers pursuant to public-private partnerships and the recently enacted California law discussed above, we have had solid long-term stock price performance. The following graph compares the total shareholder return of our common stock compared to the total shareholder return of several indexes, including the MSCI U.S. Equity REITs index over the five-year period ended December 31, 2019. (GEO TSR 92.99% vs MSCI 114.4%); and

Total Shareholder Return for Five-Year Period Ended December 31, 2019

•

During 2019, we enjoyed stable and predictable cash flows from our diversified business units that allowed us to pay total annual dividends of $1.92 per share, an increase of +2% from $1.88 per share the prior year.

The factors above are among the most critical we consider in setting our named executive officer compensation.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Annual base salaries

•	Annual cash incentive compensation

•	Performance-based equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee considers each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The Compensation Committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our Compensation Committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry. The Compensation Committee evaluates GEO’s executive compensation policies and practices on an ongoing basis.

Base Salaries. The cash salaries paid to the named executive officers are incorporated into the terms of existing executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee.

Mr. Zoley, who also serves as our Chairman, receives no additional compensation for his board service, so his annual base salary reflects the workload, responsibilities and contributions made by Mr. Zoley as our Chief Executive Officer and our Chairman.

For 2019, our Compensation Committee determined it was appropriate to increase the annual base salaries of Messrs. Zoley, Evans, Donahue, and Venturella by approximately 3% as compared to their 2018 annual base salaries following their individual performance assessments reflecting their individual contributions to the strong financial and operational performance of the Company discussed above and a review of projected executive salary increases in the market. For 2019, our Compensation Committee determined it was appropriate to increase the annual base salary of Ms. Schlarb by approximately 1% as compared to her 2018 annual base salary following her individual performance assessment and a review of projected executive salary increases in the market. Additionally, Ms. Schlarb’s annual base salary had been increased in 2018 by approximately 4% as compared to her 2017 annual base salary as compared to the other named executive officers whose compensation had been increased in 2018 by approximately 2%.

Annual Cash Incentive Compensation. Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan, as Amended and Restated on April 27, 2016, which was approved by our shareholders at the Company’s 2016 annual meeting of shareholders in accordance with the performance-based compensation exception (“Performance-Based Exception”) under Section 162(m) of the Internal Revenue Code (“Code”) that such a plan be approved by shareholders at least once every five years. Although the Performance-Based Exception has been repealed, payments to the Chief Executive Officer made in accordance with this plan are intended to still be tax deductible under Section 162(m) of the Code because such payments to the Chief Executive Officer should be grandfathered from the repeal of the Performance-Based Exception for the Company’s 2019 fiscal year. The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income for the fiscal year. We believe revenue and net income are meaningful metrics to assess our performance. The metrics are used by our management team when it develops its annual operating plan and budget and are used by our investors in evaluating our performance against the annual financial guidance we give on revenue and net income. For purposes of the plan, net income means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, our net income is weighted 65% and our revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the Amended and Restated Senior Management Performance Award Plan.

Named Executive Officer	Annual Incentive Target Amount (As a Percentage of Salary)
Chief Executive Officer	150%
Chief Financial Officer	75%
Senior Vice Presidents	70%

The following table shows how each named executive officer’s annual incentive cash compensation award is calculated by applying a percentage adjustment methodology, or multiplier, separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results on a straight-line basis:

Performance and Payout Relationship (as % of Target)
Component	Threshold	Target	Maximum
Performance	80%	100%	120%
Payout	50%	100%	150%

In addition to the calculations described above, if the budgeted goals for revenue and net income are exceeded, the annual incentive amounts for the Chief Financial Officer and the other Senior Vice Presidents may be adjusted up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee based on the results of an individual performance assessment. The Chief Executive Officer is not eligible for positive individual performance adjustments. The Compensation Committee and the Chief Executive Officer consider the contribution of the particular officer during the fiscal year when determining whether to make an individual performance adjustment.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Code).

2019 Cash Incentive Outcomes

In 2019, the Company achieved Net income and Revenue performance above the target performance objective. The table below provides the 2019 cash incentive outcomes based on the Net income and Revenue performance levels actually achieved.

FY 2019 Performance Results
Metrics ($Millions)	Weighting	Target	Actual	Actual as a % of Target	Payout as a % of Target
Net income(1)	65%	$158.2	$166.6	105%	113%
Revenue	35%	$2,424.0	$2,478.0	102%	106%
				Weighted Payout as % of Target	110.6%

(1)

The net income target for 2019 was set at $158.2 million, an increase of $13.4 million or 9% over net income achieved during 2018. In contrast, the 2018 performance metric used was adjusted net income which reflected adjustments for start-up expenses, legal related expenses, close-out expenses, loss on extinguishment of debt and incremental expense associated with the issuance of performance-based restricted stock.

Based on these results, the following annual incentive amounts were awarded to the Named Executive Officers for fiscal year 2019 performance:

Executive	FY ‘19 Target Incentive ($)	Corporate Financial Performance Factor	Target x Financial Performance Factor ($)	Individual Performance Modifier(1)	Actual Incentive Earned ($)	Actual as a % of Target
George C. Zoley	1,704,336	110.6%	1,884,666	N/A	1,884,666	110.6%
Brian R. Evans	465,594	110.6%	514,857	—	514,857	110.6%
J. David Donahue	386,096	110.6%	426,947	—	426,947	110.6%
Ann M. Schlarb	312,554	110.6%	345,624	—	345,624	110.6%
David Venturella	286,726	110.6%	317,064	—	317,064	110.6%

(1)

Since the Corporate Financial Performance Factor was greater than 100%, NEOs, other than the Chief Executive Offer, were eligible for individual performance multipliers of 50% on their award. The Compensation Committee did not apply the individual performance multiplier for the 2019 non-equity incentive payments.

2019 Equity Incentive Awards

Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to support a performance-oriented culture and to further align the interests of management and our shareholders.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account the following factors: the recommendations of the Chief Executive Officer (other than for his awards), the availability of awards for issuance companywide, competitive market practices, the overall performance of the Company and the individual performances of the grantees.

On March 1, 2019, GEO granted performance-based restricted stock to our named executive officers that vest, if earned, on March 15, 2022 using the same performance criteria as the grants made in 2018.

For 2019, 100% of our equity incentive awards provided to the NEOs were in the form of performance-based restricted stock awards which was much more performance oriented than the mix of performance and time vested equity awards observed across the peer group. On average, the peers deliver approximately 50% of their long-term incentive to NEOs in time-vested equity.

The following table lists the number of performance-based shares of restricted stock granted to each named executive officer in 2019:

Executive	Number of Performance Shares Granted in 2019	Approved Value on Date of Grant (1)
George C. Zoley	100,000	$2,268,000
Brian R. Evans	40,000	$ 907,200
J. David Donahue	30,000	$ 680,400
Ann M. Schlarb	20,000	$ 453,600
David Venturella	20,000	$ 453,600

(1)

The approved value on the date of grant reflects the number of shares granted multiplied by the closing share price on the date of grant. The closing share price for each grant was $22.68 on March 1, 2019. We note that this value differs from the value disclosed in the Summary Compensation Table where the portion of the shares covered by the Relative TSR metric are valued based on a Monte Carlo simulation model per the SEC’s requirements.

Specifically, the performance targets for the 2019 performance-based restricted stock grants are:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	50%	P30	P50	P90
Return on Capital Employed	50%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The threshold required for payment under the return on capital employed (“ROCE”) metric is set at +1% of our weighted average cost of capital (“WACC”) over the three-year measurement period to ensure that payments only occur during periods of positive returns. The WACC is a product of the cost of our capital over the performance period and will not be known until the performance period has concluded.

Additionally, there is a performance “governor” that caps payouts under the Relative TSR metric at 100% of target if GEO’s absolute TSR is negative over the 3-year period. Performance below threshold results in 0% payout on that specific metric.

Equity Incentive Outcomes for 2017 to 2019 Performance Cycle

On March 1, 2017, the Compensation Committee granted target awards of performance-based restricted stock vesting over a three-year period beginning January 1, 2017 provided that certain TSR performance goals and ROCE goals were met as of December 31, 2019. Specifically, the performance targets were:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	50%	P30	P50	P90
Return on Capital Employed	50%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The Compensation Committee engaged Pay Governance to calculate the final TSR rank and payout calculations for the TSR component of these awards. Pay Governance determined that based upon their calculations for the Company and the FTSE NAREIT Equity REITs Index, the Company’s 2017-2019 TSR of -15.69% places the Company in the 13th percentile of the peer group which results in a TSR component payout of 0%. Management of the Company calculated the return on capital employed component of the performance-based restricted stock to be 11.4% which results in a ROCE component payout of 180% of the target award. Based on the calculations of the TSR component and the ROCE component, management of the Company certified to the Compensation Committee that when the TSR component is combined with the ROCE component, the combined award payout is approximately 90% of the target award. After reviewing the information provided to the Compensation Committee by Pay Governance and management, the Compensation Committee approved the vesting of the performance-based restricted stock in the amounts provided below:

Performance-Based Restricted Stock: 2017-2019 Cycle
Executive	Shares at Target	Performance Factor	Shares Earned
George C. Zoley	150,000	90%	134,940
Brian R. Evans	45,000	90%	40,482
J. David Donahue	37,500	90%	33,735
Ann M. Schlarb	30,000	90%	26,988
David Venturella	30,000	90%	26,988

2020 Compensation Actions

Base Salary

For 2020, our Compensation Committee determined it was appropriate to increase the annual base salaries of Messrs. Zoley, Evans, Donahue, and Venturella and Ms. Schlarb by 3% as compared to their 2019 annual base salaries.

Annual Cash Incentive Opportunities

The annual cash incentive compensation for fiscal year 2020 performance will be determined under the Senior Management Performance Award Plan consistent with the methodology used in 2019 based on the budgeted Net income and Budgeted Revenue 2020 performance goals set by the Compensation Committee. In 2019, the Compensation Committee reviewed peer group practice information, GEO’s historical performance outcomes and broader market best practices for incentive designs presented by the independent compensation consultant. In March 2020, the Compensation Committee and Board of Directors approved certain amendments to the Senior Management Performance Award Plan for fiscal year 2020 to better align with market practices. The changes are only to the performance and payout relationship (performance range) for the Net Income and Revenue goals. For fiscal year 2020, the performance and payout relationship range for both metrics are presented in the table below:

Performance and Payout Relationship (as % of Target)
Component	Threshold	Target	Maximum
Performance	90%	100%	110%
Payout	50%	100%	200%

Additionally, all senior officers will be eligible to achieve a maximum award of 200% of target for meeting or exceeding the maximum performance level under the plan. Previously, the CEO’s award was capped at 150% of target and other senior officers could realize an additional 50% (up to a maximum of 200%) based on the results of an individual performance assessment. The individual performance adjustment factor will not be part of the Senior Management Performance Award Plan beginning with fiscal year 2020.

Equity Incentive Awards

The Compensation Committee granted performance-based restricted stock awards on March 1, 2020 to our named executive officers that will vest on March 15, 2023 based on two performance metrics measured from January 1, 2020 to December 31, 2022 as follows: (i) 50% of the shares of restricted stock in each award vest if GEO meets certain relative TSR performance targets for the 3-year period; and (ii) 50% of the shares of restricted stock in each award can vest if GEO meets certain ROCE performance targets for the 3-year period. For 2020, 100% of the equity grants authorized for the named executive officers were performance based.

The following lists the number of performance-based shares granted to each of the 2019 named executive officers:

Executive	Number of Performance Based Restricted Stock Granted in 2020	Value on Date of Authorization $17.32/share(1)
George C. Zoley	150,000	$2,598,000
Brian R. Evans	50,000	$ 866,000
J. David Donahue	37,500	$ 649,500
Ann M. Schlarb	32,500	$ 562,900
David Venturella	30,000	$ 519,600

(1)

The approved value on the date of authorization reflects the number of shares authorized x the closing share price on the date of authorization. The closing share price was $17.32 on February 10, 2020. This is the value that the Committee views as a fair reflection of the targeted value delivered on the date of authorization. We note that this value will differ from the value that will be disclosed in the 2020 Summary Compensation Table where the portion of the shares covered by the Relative TSR metric will be valued based on a Monte Carlo simulation model per the SEC’s requirements.

Other Benefits and Perquisites. Our executive compensation program includes other benefits and perquisites as more fully reflected in the table set forth below titled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into four general categories: (i) retirement benefits pursuant to our executive retirement agreement in the case of Mr. Zoley and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under certain other deferred compensation plans; (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally; and (iv) travel and entertainment perquisites, such as an automobile allowance, club dues and personal use of the corporate aircraft. For 2019, Mr. Zoley was allotted thirty (30) hours of personal use of the corporate aircraft. For 2019, the Board authorized the allotment of five (5) hours of personal use of the corporate aircraft for Mr. Evans.

Mr. Zoley’s Executive Retirement Agreement in Place for 2019

Through 2019, Mr. Zoley had an executive retirement agreement that required us to pay him a lump sum amount upon his retirement. Such amount was determined by his age at the time of retirement with the amount increasing by approximately 4% per year up to age 71. Mr. Zoley’s benefits under the executive retirement agreement were fully vested and he was entitled to receive the amount called for by the agreement whenever his employment with GEO was terminated for any reason, whether by GEO or by him. If Mr. Zoley had retired at December 31, 2019, we would have had to pay him a total of $8.6 million. This amount would have been delivered in a lump-sum amount and equates to $245,404 annually when divided by his 35 years of service with the Company.

Changes to Mr. Zoley’s Executive Retirement Agreement for 2020

Per a mutual agreement between the Chief Executive Officer and the Board of Directors signed February 26, 2020 (the “Effective Date”), Mr. Zoley entered into an amended and restated executive retirement agreement (the “2020 Amended and Restated Agreement”). In doing so, he elected to forgo his age 71 annuity funding deposit of $347,975 guaranteed under the prior executive retirement agreement. This results in a frozen annuity funding amount at the age 70 amount of $8,925,065 under the prior executive retirement agreement as reflected in the table below.

RETIREMENT PAYMENT TABLE

RETIREMENT AGE	ANNUITY FUNDING AMOUNT
62	6,570,198
63	6,826,873
64	7,092,162
65	7,369,509
66	7,657,192
67	7,956,934
68	8,267,011
69	8,589,147
70	8,925,065
71 or order	9,273,040

The frozen annuity funding amount of $8,925,065 (known as the “Grandfathered Payment” under the plan) served as the starting balance under the 2020 Amended and Restated Agreement. This amount was then converted into 553,665 shares of GEO’s common stock using the closing price on the effective date of $16.12 per share.

Going forward, the value of the account will track the total shareholder return (share price + dividend distributions) of GEO’s shares of common stock over the period in which the agreement remains in place. No value will be guaranteed under the 2020 Amended and Restated Agreement like it was under the prior agreement. As such, Mr. Zoley has effectively exchanged a “fixed” retirement amount for an “at risk” retirement amount that is fully aligned with shareholders over the remainder of his career with GEO. For example, the 553,665 shares of GEO common stock constituting the Grandfathered Payment was worth $6.7 million on March 31, 2020 based on the closing price of $12.16 per share on that day. That is equivalent to a decrease of $2.2 million, or approximately 25%, as compared to the guaranteed payment under his prior executive retirement agreement.

The 2020 Amended and Restated Agreement does not provide for additional guaranteed Company deposits. Dividend distributions will be credited to the account on the date dividends are paid to other GEO shareholders as if they were reinvested in additional shares of common stock on that date. The Company will not make any further cash or share-based deposits into the account beyond these credited dividends.

The final balance will be equal to the number of shares of common stock times the share price per share on the date of his retirement and will be paid in shares of GEO common stock in compliance with Section 409A of the Internal Revenue Code.

The Company has established grantor trusts for the purpose of paying the retirement benefit pursuant to the 2020 Amended and Restated Agreement. The trusts are revocable “rabbi trusts” and the assets of the trusts shall be subject to the claims of the Company’s creditors in the event of the Company’s insolvency. Mr. Zoley will be solely responsible for the taxes due upon the distribution of the GEO shares of common stock to him upon his retirement and upon his election the Company can withhold GEO shares of common stock that would have otherwise been distributed to him in order to pay the taxes due. The Company will not subsidize or “gross-up” amounts to cover any taxes. Mr. Zoley has been vested in his executive retirement agreement since he reached age 55 under the prior executive retirement agreement and as a result he will be eligible to receive the shares of GEO common stock held by the rabbi trusts upon retiring from the Company.

For a full description and a copy of the 2020 Amended and Restated Agreement, please see the Form 8-K the Company filed on February 28, 2020.

Senior Officer Retirement Plan. Messrs. Evans, Donahue, Venturella and Ms. Schlarb currently participate in our senior officer retirement plan, which is offered to all of our Senior Vice Presidents. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) multiplied by the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company.

Deferred Compensation Plans. Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the Company may make matching contributions on a discretionary basis. Messrs. Evans, Donahue, Venturella and Ms. Schlarb currently participate in the deferred compensation plan.

Excess Group Life Insurance. We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the Company.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the Company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and cash awards under the Senior Management Performance Award Plan. The Compensation Committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies.

In 2012, Pay Governance completed a report on behalf of the Compensation Committee to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive. In 2015, Pay Governance completed an assessment of Mr. Zoley’s total compensation in light of the marketplace and the ISS peer group specifically. In 2018, Pay Governance completed a peer group analysis to evaluate the compensation levels of our named executive officers. In 2019, the Compensation Committee requested that Pay Governance provide the Compensation Committee with a report of its review and analysis of executive and director compensation levels, policies, practices, and procedures with a comparison to a set of peer companies selected by the Compensation Committee with input from Pay Governance. Pay Governance prepared and submitted the annual report on this comparative study to the Compensation Committee.

Executive and Director Stock Ownership Guidelines

The Company adopted stock ownership guidelines in 2012 applicable to our senior executive officers, including our named executive officers, and our board members. The guidelines, as most recently amended in 2018, require our CEO to maintain equity holdings in GEO equal in value to at least 6 times his annual base salary, our other executive officers to maintain equity holdings in GEO equal in value to at least 3 times their annual base salaries, and our non-employee directors to maintain equity holdings in GEO equal in value to at least 3 times their annual cash retainers. The guidelines as most recently amended also specify that shares which will count toward the total share ownership requirement are actual shares owned, options and restricted shares, vested and unvested, and unvested performance share awards at the threshold level. Performance share awards at the target and maximum level will not be counted until the performance metrics have been met and the performance shares have vested. All officers and directors must satisfy the stock ownership guidelines five years from their appointment as director or a senior executive officer.

Clawback/Recoupment Policy

The Company maintains a clawback policy providing that any incentive payment awarded by GEO to an executive officer (including a named executive officer) under any GEO incentive compensation plan may be recouped by GEO in the event of material fraud or misconduct by the recipient and in the event of a required accounting restatement of GEO’s financial statements (whether or not based on misconduct) due to the material noncompliance of GEO with any financial reporting requirement under U.S. federal securities laws.

Prohibition of Hedging and Pledging of Company Shares

The Company prohibits certain transactions in the Company’s securities under the terms of its insider trading policy, including engaging in hedging transactions to hedge against losses on the Company’s securities, including but not limited to collars, forward sale contracts, trading in publicly traded options, puts, calls or other derivative instruments, and engaging in short sales of the Company’s securities. Additionally, directors, officers and employees may not hold Company securities in margin accounts or otherwise pledge Company securities as collateral for a loan unless a waiver from this restriction is granted by the Chief Executive Officer or the Chairman of the Compensation Committee.

CONCLUSION

We believe that our compensation programs appropriately reward executive performance and closely align the interests of our named executive officers and key employees with the interests of our shareholders, while also enabling the Company to attract, retain, and motivate talented executives. The Compensation Committee will continue to evolve and administer our compensation program in a manner that the Compensation Committee believes will be in the best interests of our shareholders. The Compensation Committee monitors the results of the advisory vote on our executive compensation (referred to as the “say-on-pay” vote) and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Richard H. Glanton, Chairman

Anne N. Foreman

Christopher C. Wheeler

Compensation Policies and Practices as They Relate to Risk Management

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant forms of incentive compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income. Based upon the Compensation Committee’s regular review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2019, 2018 and 2017, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Chief Executive Officer of GEO, (ii) the Chief Financial Officer of GEO, and (iii) each of the three most highly compensated executive officers as of December 31, 2019 of GEO other than the Chief Executive Officer and the Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
George C. Zoley Chairman of the Board, CEO & Founder	2019	1,136,224	2,565,000	1,884,666	364,580	95,642	6,046,112
	2018	1,103,130	3,703,500	1,730,811	302,646	123,373	6,963,460
	2017	1,081,500	6,120,250	1,959,678	307,173	195,832	9,664,433

Brian R. Evans Senior Vice President & CFO	2019	620,792	1,026,000	514,857	508,394	16,652	2,686,695
	2018	602,711	1,111,050	472,827	(19,308)	49,161	2,216,441
	2017	590,893	1,833,213	535,349	302,360	20,156	3,281,971

J. David Donahue (6) Senior Vice President & President, GEO Secure Services	2019	551,565	769,500	426,947	287,070	40,803	2,075,885
	2018	535,500	925,875	392,093	137,575	34,995	2,026,038
	2017	525,000	1,530,063	443,940	149,557	23,395	2,671,955

Ann M. Schlarb Senior Vice President & President; GEO Care	2019	446,505	513,000	345,624	136,979	15,709	1,457,817
	2018	443,500	740,700	317,409	88,064	37,156	1,626,829
	2017	425,000	1,224,050	359,380	49,702	8,845	2,066,977

David Venturella Senior Vice President Business Development	2019	409,609	513,000	317,064	92,551	19,215	1,351,439
	2018	397,679	740,700	291,181	49,028	9,996	1,488,584
	2017	389,881	1,224,050	329,683	—	17,758	1,961,372

(1)

This column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB 718”) with respect to stock awards granted during 2019, 2018 and 2017 for each named executive officer. Stock awards granted in 2019, 2018 and 2017 were performance-based awards and will be earned if the Company achieves its performance based targets. Assumptions used in the calculation of the amounts related to stock awards are described in Note 1 to the Company’s audited financial statements for the year ended December 31, 2019, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2020.

(2)

The 2019 approved values on the date of grant, which reflects the number of shares granted at the closing price at the date of grant, for Messrs. Zoley, Evans, Donahue and Venturella and Ms. Schlarb were $2,268,000, $907,200, $680,400, $453,600 and $453,600, respectively. We note that this differs from the value disclosed in the Summary Compensation Table where the portion of the shares covered by the Relative TSR metric are valued based on a Monte Carlo simulation model per the SEC’s requirements. The value based on the Monte Carlo simulation for the Relative TSR metric was $28.62 on March 1, 2019 as compared to the actual closing share price of $22.68 on March 1, 2019. The Compensation Committee views the closing share price on the date of grant to be a fair reflection of the targeted value delivered on the date of grant.

(3)

We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table titled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2019, 2018 and 2017, and paid in 2020, 2019 and 2018, respectively, under our Senior Management Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our Senior Management Performance Award Plan. In

2019, the target net income and revenue was $158,200,000 and $2,424,000,000 respectively. The actual 2019 results achieved for net income and revenue was $166,603,000 and $2,478,000,000, respectively.

(4)

Figures in this column consist of amounts accrued in 2019, 2018 and 2017 and with respect to each named executive officer’s executive retirement agreement or senior officer retirement arrangement. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our executive retirement agreement and our senior officer retirement arrangements.

(5)

The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2019, 2018 and 2017:

All Other Compensation
Executive	Year	Auto Allowance ($)(a)	Club Dues ($)	Excess Group Life Insurance ($)(b)	Aircraft Usage ($)(c)	Total All Other Compensation ($)
George C. Zoley	2019	9,312	25,097	4,191	57,042	95,642
	2018	53,137	16,050	4,191	49,995	123,373
	2017	—	39,124	4,191	152,517	195,832

Brian R. Evans	2019	7,947	—	1,242	7,463	16,652
	2018	32,920	—	1,242	14,999	49,161
	2017	12,734	—	810	6,612	20,156

J. David Donahue	2019	12,100	26,381	2,322	—	40,803
	2018	15,981	16,692	2,322	—	34,995
	2017	12,839	8,234	2,322	—	23,395

Ann M. Schlarb	2019	5,627	9,047	1,035	—	15,709
	2018	36,121	—	1,035	—	37,156
	2017	7,956	—	889	—	8,845

David Venturella	2019	9,230	9,047	938	—	19,215
	2018	9,058	—	938	—	9,996
	2017	8,635	8,234	889	—	17,758

(a)

Under our executive automobile policy, the executive is required to make contributions to GEO in circumstances where the cost of the executive automobile exceeds the overall cost allowance as determined under the policy.

(b)

We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

(c)

We provided certain perquisites to the named executive officers for personal use of the Company’s leased aircraft. For 2019, Mr. Zoley was allotted thirty 30 hours of aircraft usage and Mr. Evans was allotted 5 hours of aircraft usage. For purposes of the Summary Compensation Table, we determine the aggregate incremental cost to us for personal use of company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips.

(6)	David Donahue will retire from his position of Senior Vice President, GEO Secure Services on July 11, 2020

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

Executive Employment Agreements

Effective August 22, 2012, we entered into a Third Amended and Restated Executive Employment Agreement with Mr. Zoley, which was amended by the First Amendment, dated April 29, 2013, the Second Amendment, dated May 29, 2013, and the Third Amendment, dated June 1, 2015 (collectively, the “Employment Agreement”). The Employment Agreement has a continuously rolling three-year term.

The Employment Agreement provides that Mr. Zoley is entitled to receive a target annual performance award of up to a maximum of 150% of his annual base salary in accordance with the Senior Management Performance Award Plan.

The Employment Agreement provides that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the Employment Agreement) or by Mr. Zoley without good reason (as defined in the Employment Agreement), he will be entitled to receive a termination payment equal to 2 (two) times his annual base salary plus target bonus for the fiscal year in which his employment is terminated or, if greater, the target bonus for the fiscal year immediately prior to such termination. In addition, the Employment Agreement provides that upon such termination, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the Employment Agreement provides that GEO will pay the residual cost of the lease.

Upon the termination of the Employment Agreement by GEO for cause or by Mr. Zoley without good reason, Mr. Zoley will be entitled to only the amount of compensation that is due through the effective date of the termination, including the retirement benefit due to him under his executive retirement agreement. The Employment Agreement includes a non-competition covenant that runs through the three-year period following the termination of the executive’s employment, and customary confidentiality provisions.

The Employment Agreement for Mr. Zoley reflected an annual base salary of $1,000,000 for 2015 and provides that the annual base salary is subject to increases in the future as determined by the Compensation Committee in its sole discretion. Additionally, the Employment Agreement provides that all outstanding unvested stock options and restricted stock granted to Mr. Zoley fully vest immediately upon a “termination without cause” as such term is defined in his employment agreements, as approved by the Compensation Committee. However, any restricted stock that is still subject to performance based vesting at the time of such termination shall only vest when, and to the extent, the Compensation Committee of the board of directors certifies that the performance goals have been met.

Senior Officer Employment Agreements

We have senior officer employment agreements with Messrs. Evans and Venturella, and Ms. Schlarb. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent their earlier termination. We also have a senior officer employment agreement in place with Mr. Donahue through July 11, 2020, his retirement date.

The amounts of base salaries that were paid to each of these executives during fiscal years 2019, 2018 and 2017 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described below.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options and restricted stock will fully vest immediately, provided however, that any restricted stock that is still subject to performance based vesting at the time of such termination shall only vest when and to the extent the Compensation Committee of the Board certifies that the performance goals were actually met.

Upon the termination of the employment agreements by us for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

Under the terms of the employment agreements, annual base salaries for 2019 approved by the Compensation Committee for Messrs. Evans, Donahue and Venturella and Ms. Schlarb were $620,792, $551,565, $409,609 and $446,505, respectively. Additionally, all outstanding unvested stock options and restricted stock granted to each of Messrs. Evans, Donahue and Venturella and Ms. Schlarb fully vest immediately upon a “termination without cause” as such term is defined in each of their employment agreements, as approved by the Compensation Committee. Performance based awards will only vest upon the determination by the Compensation Committee that the established performance goals have been met.

Executive Retirement Agreement

During 2019, we had in place an executive retirement agreement with Mr. Zoley. The retirement agreement provided that upon the later of (i) the date he actually retires from employment with GEO, or (ii) his 55th birthday, GEO would make a lump sum payment to Mr. Zoley. See “Potential Payments Upon Termination or Change in Control” for the amount we would have had to pay Mr. Zoley as of December 31, 2019 pursuant to his executive retirement agreement had he retired at his current age as of that date. The retirement agreement provided that if the executive should die after his 55th birthday but before he retires from GEO, GEO shall immediately pay to the executive’s beneficiary(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. The retirement agreement included non-competition provisions that run for a two-year period after the termination of the executive’s employment. Mr. Zoley has reached the age of 55. On February 26, 2020, we entered into the 2020 Amended and Restated Agreement with Mr. Zoley. Please see the discussion of the 2020 Amended and Restated Agreement in the Compensation Discussion & Analysis section above.

Senior Officer Retirement Plan

GEO maintains a senior officer retirement plan for all of its Senior Vice Presidents, including Mr. Evans, Mr. Donahue, Mr. Venturella and Ms. Schlarb. The senior officer retirement plan is a non-qualified defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) multiplied by the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service, provided such participant remains continuously employed by the Company until at least age fifty-five (55). The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average annual salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset one hundred percent (100%) by social security benefits received (or estimated social security benefits to be received, if applicable) by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company. Mr. Donahue is a participant under the Senior Officer Retirement Plan. At the time of his retirement on July 11, 2020, Mr. Donahue will have completed in excess of ten (10) years of service. As a result, Mr. Donahue will be entitled to receive a retirement payment of approximately $0.5 million under the terms of the Senior Officer Retirement Plan.

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2019, including our 2006 Stock Incentive Plan, our 2014 Stock Incentive Plan and our 2018 Stock Incentive Plan. Our shareholders have approved all of these plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,589,192	$24.29	2,686,562
Equity compensation plans not approved by security holders	—	—	—

Total	1,589,192	$24.29	2,686,562

GRANTS OF PLAN-BASED AWARDS

The following sets forth information regarding the grants of plan-based awards to the named executive officers for the year ended December 31, 2019.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(3)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
George C. Zoley		852,168	1,704,336	2,556,504	—	—	—	—	—	—	—
	3/1/2019	—	—	—	—	—	—	100,000	—	—	2,565,000
Brian R. Evans		232,797	465,594	1,047,587	—	—	—	—	—	—	—
	3/1/2019	—	—	—	—	—	—	40,000	—	—	1,026,000
J. David Donahue		193,048	386,096	868,715	—	—	—	—	—	—	—
	3/1/2019	—	—	—	—	—	—	30,000	—	—	769,500
Ann M. Schlarb		156,277	312,554	703,245	—	—	—	—	—	—	—
	3/1/2019	—	—	—	—	—	—	20,000	—	—	513,000
David Venturella		143,363	286,726	645,134	—	—	—	—	—	—	—
	3/1/2019	—	—	—	—	—	—	20,000	—	—	513,000

(1)

These columns reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to year 2019. For a description of how these amounts have been calculated, please see “Compensation Discussion & Analysis — Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined — Annual Cash Incentive Compensation.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2019, please see the Non-Equity Incentive Compensation column of the Summary Compensation table above. For the purposes of the maximum calculations in this column, we have assumed that our Senior Vice Presidents would have received the maximum discretionary adjustments for which they are eligible.

(2)

The percentage of the shares related to the return on capital employed metric was valued on our closing stock price on March 1, 2019 while the percentage of the shares related to the total shareholder return metric was valued based on a Monte Carlo simulation model.

(3)	All of these awards were granted pursuant to our 2018 stock incentive plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 31, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
George C. Zoley	—	—	—	—	—	400,002	6,644,033
Brian R. Evans	—	—	—	—	—	130,000	2,159,300
	10,404	—	—	14.19	3/1/2021	—	—
J. David Donahue	—	—	—	—	—	105,000	1,744,050
	—	—	—	—	—	—	—
Ann M. Schlarb	8,670	—	—	14.87	8/15/2022	80,001	1,328,817
David Venturella	—	—	—	—	—	80,000	1,328,800

(1)

All shares in this column consist of restricted stock awards. The awards granted on March 1, 2017 and April 11, 2017 cliff vested on March 10, 2020 based on the achievement of certain performance criteria. The awards granted on April 24, 2018 cliff vest on March 10, 2021 based on the achievement of certain performance metrics. The awards granted on March 1, 2019 cliff vest on March 15, 2022 based the achievement of certain performance metrics.

(2)	Amounts in this column have been calculated using an assumed stock price of $16.61, the closing price of our common stock on December 31, 2019, the last business day of our fiscal year 2019.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George C. Zoley	—	—	126,221	2,583,744
Brian R. Evans	3,468	18,393	31,555	645,931
J. David Donahue	—	—	33,805	697,523
Ann M. Schlarb	—	—	25,244	516,745
David Venturella	—	—	25,244	516,745

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year
George C. Zoley	Executive Retirement Agreement	n/a	8,631,591	—
Brian R. Evans	Senior Officer Retirement Plan	19	1,607,473	—
J. David Donahue	Senior Officer Retirement Plan	10	667,504	—
Ann M. Schlarb	Senior Officer Retirement Plan	8	—	—
David Venturella	Senior Officer Retirement Plan	7	—	—

(1)

The benefit of Mr. Zoley under his executive retirement agreement is triggered upon the attainment of the retirement age of 55 years old without regard to years of credited service. Mr. Zoley is 55 or older and therefore all of his benefits under his executive retirement agreement are fully vested.

(2)

This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. The assumptions used in GEO’s actuarial calculation of pension costs are based on payments in the form of a life annuity using market information and GEO’s historical rates for employment compensation. Such actuarial assumptions are based using mortality tables for healthy participants and include a discount rate of 3.40% and a rate of compensation increase of 4.4%. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that we would have been required to make as of December 31, 2019, (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation

Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

Name	Payment Due Pursuant to Officer’s Employment Agreement upon Termination either by Company Without Cause or by Officer for Good Reason ($)(1)(2)(3)(4)	Payment Due Pursuant to Officer’s Employment Agreement upon a Termination by Company With Cause or Resignation by Officer ($)(2)(4)	Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement upon a Termination for Any Reason ($)(2)(4)(5)
George C. Zoley	6,339,093	—	8,631,591
Brian R. Evans	1,329,345	—	—
J. David Donahue	1,165,288	—	667,504
Ann M. Schlarb	966,036	—	—
David Venturella	881,428	—	—

(1)

Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on December 31, 2019, if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. Currently, only the employment agreement with Mr. Zoley contains a right of the officer to terminate employment for good reason.

(2)

In the event of a termination for any reason of any named executive officer on December 31, 2019, such officer would also have been entitled to receive the amounts set forth in the column of this table titled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	All amounts are calculated using each named executive officer’s annual base salary on December 31, 2019.

(4)

Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(5)

The benefits of Messrs. Zoley and Donahue under the retirement agreement, in the case of Mr. Zoley and the Senior Officer Retirement Plan, in the case of Mr. Donahue are fully vested and those officers would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on December 31, 2019, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. The retirement benefits of Ms. Schlarb and Mr. Venturella under the Senior Officer Retirement Plan are not vested as they have not attained the minimum ten years of service. Although Mr. Evans has attained the minimum ten years of service, his retirement benefit is not vested until such time as he reaches at least the age of 55 and remains continuously employed with the Company. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements. Mr. Donahue will retire effective as of July 12, 2020 and will receive payments totaling $0.5 million pursuant to the terms of the Senior Officer Retirement Plan.

PAY RATIO

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO. The paragraphs that follow describe our methodology and the resulting CEO pay ratio.

We identified the median employee using our employee population on December 31, 2019. At December 31, 2019, we had approximately 22,000 employees located in the United States, Australia, South Africa and the United Kingdom. Approximately 88% of our total employees are located in the United States. Our diverse employee population varies significantly in experience, education and specialized training. Regardless of the employee’s role in the organization or their location, the process for determining salaries is the same. Local market competitive data is reviewed to set base pay rates. Individual salaries are then adjusted from these base pay rates to reflect the individual’s role and responsibilities as well as his or her experience, education and specialized training.

Pursuant to the de minimis exception, in identifying the median employee, we excluded 509 employees in South Africa and 94 employees in the United Kingdom which together represent approximately 3% of our workforce. We used the relevant average currency exchange rate to convert the compensation of our Australian employees to U.S. dollars. We did not make cost of living adjustments.

To identify the median employee from our employee population, we compared the amount of base salary, as reflected in our payroll records for 2019, excluding our CEO. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. We do not grant equity to a large percentage of our employee population, so using base salary, is considered to be representative. As a result, the total annual compensation for the year ended December 31, 2019 was $37,981 for our median employee and $6,046,112 for our CEO as reflected in the “Total” column of the Summary Compensation Table. The ratio of our CEO’s pay to that of our median employee for 2019 was approximately 159 times.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters and offices in different states and countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management used the pay ratio measure in making compensation decisions.

Director Compensation

Process and Philosophy

The Compensation Committee sets the compensation of our non-employee directors on an annual basis. The Compensation Committee’s philosophy with respect to the Company’s director compensation program is to provide a compensation structure and amount that will attract and retain highly competent, skilled and engaged individuals for Board service. We compete with many companies to attract and retain experienced and highly capable individuals to serve as our directors, some of which are private and many of which are much larger than we are. In determining the appropriate components and level of compensation for our directors, the Compensation Committee considers the time commitment, unique skillsets, industry pay levels and the size of the Company’s Board relative to the size of other boards in the industry. Additionally, the Compensation Committee believes that it is consistent with its philosophy to use a mix of cash and equity compensation to align director compensation with long term shareholder value, while at the same time providing directors with an appropriate level of compensation for their service.

2019 Compensation

In 2019, the non-employee directors received the following compensation for serving on our Board of Directors and committees of our Board of Directors:

Pay Element	Fiscal Year 2019 Compensation Program
Board Cash Retainer	$75,000
Board Meeting Fees	$3,000 per meeting
Board Equity Retainer	4,000 restricted shares ($90,720 in 2019)
Committee Chair Retainer	Audit: $10,000 All Others: $5,000
Audit Committee Member Retainer	$2,000
Committee Meeting Fees	Chair: $2,500 All Others: $2,000
Lead Director Retainer	$25,000
Annual Per Diem[1]	$5,000

(1)	For annual Board related activities such as continuing education and other company related business activities.

The Company is efficiently governed by a group of directors with deep knowledge of the industry and significant experience working in partnership with federal, state and local governments to meet their needs. In 2019, the Company had six non-employee directors on the Board for the full fiscal year and added a seventh non-employee director to the Board in October of 2019. Based on a study provided by our independent compensation consultant, this is below the median number of 9 non-employee directors for companies within our peer group. As a result, many of our directors are asked to be a member of and chair multiple committees of our Board of Directors resulting in a greater time commitment and span of Board responsibilities than the typical director in our industry. Specifically, for 2019, director committee assignments for non-employee directors were as follows, with C indicating the Chairperson of such committee, X indicating that a director is a member of such committee and LD indicating the Lead Independent Director:

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee	Corporate Planning Committee	Operations and Oversight Committee	Legal Steering Committee	Independent Committee
Anne N. Foreman		X	X		C	X	X	X
Richard H. Glanton (LD)	C	C	X	X		X	X	C
Jose Gordo					X	X	X
Scott M. Kernan					X	C
Guido Van Hauwermeiren	X				X			X
Christopher C. Wheeler	X	X	C	X			C	X
Julie Myers Wood					X	X	X	X

DIRECTORS’ COMPENSATION

The following table shows the compensation earned by each director who was not an officer during fiscal year 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards (2)(4)	Option Awards (3)(4)	All Other Compensation ($)	Total ($)
Anne N. Foreman	167,000	90,720	—	—	257,720
Richard H. Glanton	283,000	90,720	—	—	373,720
Jose Gordo(5)	26,750	—	—	—	26,750
Scott M. Kernan	158,000	90,720	—	—	248,720
Guido Van Hauwermeiren	165,000	90,720	—	—	255,720
Christopher C. Wheeler	179,000	90,720	—	—	269,720
Julie Myers Wood	156,000	90,720	—	—	246,720
Norman A. Carlson(6)	50,000	—	—	—	50,000

(1)

These amounts consist of: (i) an annual retainer fee which was paid at a rate of $75,000 per year; (ii) a payment of $10,000 to the chairperson of the Audit and Finance Committee; (iii) a payment of $2,000 to each member of the Audit and Finance Committee; (iv) a payment of $5,000 for each committee, other than the Audit and Finance Committee, with respect to which a director served as chairperson; (v) a payment of $3,000 for each board meeting attended by each director (minimum four per year); (vi) a payment of $2,500 for each committee meeting attended by that committee’s chairperson; (vii) a payment of $2,000 for each committee meeting attended by each board member; and (viii) a per diem of $5,000 for various board related activities such as continuing education and other activities related to company business. The lead independent director received an additional annual retainer of $25,000.

(2)

This column reflects the aggregate grant date fair value with respect to stock awards during 2019 for each director who is not a named executive officer. Each of Messrs. Kernan, Glanton, Van Hauwermeiren and Wheeler and Ms. Foreman and Ms. Wood received 4,000 shares of restricted stock on March 1, 2019. The grant date fair value of the restricted stock award as calculated in accordance with FASB 718 was $22.68 per share, which was the closing price of our common stock on the grant date referred to above.

(3)	There were no stock options awarded to directors during 2019.

(4)

The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of 2019.

Name	Stock Awards	Option Awards
Anne N. Foreman	11,874	—
Richard H. Glanton	11,874	—
Jose Gordo	—	—
Scott M. Kernan	7,375	—
Guido Van Hauwermeiren	7,375	—
Christopher C. Wheeler	11,874	1,734
Julie Myers Wood	11,874	—
Norman A. Carlson	—	—

(5)	Mr. Gordo was appointed to the board of directors on October 9, 2019.

(6)

Norman A. Carlson retired from the board of directors and all committee positions effective December 31, 2014. Mr. Carlson was appointed Director Emeritus effective January 1, 2015. As consideration for his service as Director Emeritus, Mr. Carlson will receive an annual retainer of $50,000 to be paid quarterly so long as he retains the title of Director Emeritus.

In October of 2019, the Compensation Committee reviewed the independent compensation consultant’s analysis and findings detailing compensation trends and practices for Board of Director pay among our compensation peer group. The study found that the Company’s number of directors and aggregate Board pay were below the median of the peer group. On a per director basis, the study found that the Company’s pay levels were generally above the median of the peers largely due to the higher frequency of Board and Board committee meetings attended by the Company’s directors and a greater number of Board committees than the Company’s peers.

2020 Compensation

Following this review and further consultation with the independent compensation consultant, the Compensation Committee adopted the following pay program for 2020:

Pay Element	Fiscal Year 2020 Compensation Program
Board Cash Retainer	$85,000
Board Meeting Fees	No Meeting Fees
Board Equity Retainer	$100,000 in restricted stock
Committee Chair Retainer	Audit: $25,000 All Others: $15,000
Committee Member Retainer	Audit: $15,000 All Others: $7,500
Committee Meeting Fees	No Meeting Fees
Lead Director Retainer	$30,000
Annual Per Diem	No longer offered, directors will be reimbursed for specific business-related expenses.

Additionally, effective for fiscal year 2020, we adopted the following maximum compensation levels for directors:

•	Lead Director: $300,000

•	All Other Directors: $270,000

We believe these maximums are appropriate to ensure that individual pay levels continue to align with market practices among REIT industry directors. The Compensation Committee will review non-employee director pay on an annual basis and adjust pay levels accordingly, including the individual maximums, as appropriate and consistent with the Compensation Committee’s philosophy for non-employee director compensation.

Additionally, we maintain a share ownership requirement for our non-employee directors requiring them to hold three times their annual cash retainers in Company equity within five years of their appointment to the Board.

COMPENSATION COMMITTEE REPORT

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.

Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Richard H. Glanton (Chairman)

Anne N. Foreman

Christopher C. Wheeler

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.

The Audit and Finance Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Commission;

3.

The Audit and Finance Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

4.

Based on the review and discussions referred to in paragraphs 1.) through 3.) above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission;

5.

The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Richard H. Glanton (Chairman)

Guido Van Hauwermeiren

Christopher C. Wheeler

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2019, David Meehan, Divisional Vice President of Business Development for GEO Care, received compensation of $595,180. Mr. Meehan is the son-in-law of George Zoley, our Chairman, CEO and Founder. In 2019, Larry Zoley, Director of Network Services & Integration, received compensation of $166,669. Mr. Zoley is the brother of George Zoley, our Chairman, CEO and Founder. Also in 2019, Chris Zoley, Director of Business Development, received compensation of $166,081. Mr. Zoley is the son of George Zoley, our Chairman, CEO and Founder. Guidepost, Ms. Wood’s current employer, has a consulting agreement with B.I. Incorporated, one of the Company’s subsidiaries. Ms. Wood is a member of the Board of Directors of GEO. For the year ended December 31, 2019, $180,000 was paid in the aggregate pursuant to the consulting agreement which is less than 2% of Guidepost’s annual gross revenues. The consulting agreement was extended through December 31, 2020. The current monthly retainer payment is $15,000 per month. Mr. Kernan’s wife, Kathryn Prizmich Kernan, works for the Company as a Vice President of Business Development and has been employed by the Company for eight (8) years. Ms. Kernan is not an executive officer of the Company. Ms. Kernan’s compensation in fiscal 2019 totaled $314,407 and she is eligible to receive benefits that are provided to all of the Company’s employees generally. Except for these relationships, there were no material relationships or related party transactions during fiscal year 2019 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO. Our Audit and Finance Committee has reviewed and approved the related party transactions described above. The Compensation Committee did not determine, review or approve any of the compensation paid pursuant to the above related party transactions as they were not paid to executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2019, Richard H. Glanton, Anne N. Foreman and Christopher C. Wheeler served on our Compensation Committee. None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2019 or any prior year. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2019. None of our executive officers has served on the Compensation Committee or the board of directors of any company, one of whose executive officers served on our board or our Compensation Committee.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 31, 2019, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with except for Mr. Negron, who filed one late report regarding his initial statement of beneficial ownership.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered public accountants for the 2020 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accountants for the 2020 fiscal year.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described above in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to attract, retain and motivate our named executive officers to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue, net income, net operating income, adjusted funds from operations, total shareholder return and return on capital employed, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Compensation Committee. Although non-binding, our board of directors and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4:

SHAREHOLDER PROPOSAL REGARDING ANNUAL LOBBYING REPORT, IF PROPERLY PRESENTED BEFORE THE MEETING

Service Employees International Union Pension Plans Master Trust (the “Proponent”), located at 1800 Massachusetts Ave NW, Suite 301, Washington DC 20036-1202, is the beneficial owner of 4,058 shares of GEO common stock and submitted the shareholder proposal set forth below. We are not responsible for the content of the shareholder proposal and the Proponent’s supporting statement, which are set forth below as it was submitted to us.

Whereas, we believe in full disclosure of The GEO Group’s (“GEO”) direct and indirect lobbying activities and expenditures to assess whether GEO’s lobbying is consistent with GEO’s expressed goals and in the best interests of shareholders.

Resolved, the shareholders of GEO request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by GEO used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	GEO’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which GEO is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on GEO’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. GEO has spent $7.13 million from 2010 — 2018 on federal lobbying, including $1.7 million in 2017, which reportedly was the highest amount in a year for a private prison.1 These figures do not include lobbying expenditures to influence legislation in states, where GEO also lobbies but disclosure is uneven or absent. For example, GEO had at least 67 lobbyists in 16 states in 2018 (followthemoney.org). GEO spent $1,500,000 on lobbying in Alabama for 20182 and $3,995,000 on lobbying in Florida from 2012 — 2017.3 And GEO’s lobbying over how long immigrant children in Texas can be detained has attracted negative scrutiny.4

GEO is a member of the National Association of Real Estate Investment Trusts, which spent over $7.8 million on lobbying in 2017 and 2018. GEO is also listed as a member of the Florida Chamber of Commerce, which had at least 25 lobbyists in Florida in 2017.5 GEO does not comprehensively disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying. Absent a system of accountability, company assets could be used for objectives contrary to GEO’s long-term interests.

We are concerned that GEO’s lack of lobbying disclosure presents reputational risks, and thus we urge the Board to institute comprehensive lobbying disclosure.

Recommendation of the Board of Directors

GEO’s board of directors recommends a vote “AGAINST” the adoption of this proposal for the following reasons:

We have carefully considered this shareholder proposal and we believe we have substantially implemented the shareholder proposal. The proposal’s stated objective and underlying concern is to encourage transparency and accountability in our use of corporate funds to influence legislation and regulation. We are already addressing this essential objective and underlying concern by annually publishing our lobbying and political activity report. Our most recent lobbying and political activity report is available on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Political Engagement.”

[1]	https://www.opensecrets.org/news/2018/06/zero-tolerance-immigration-is-big-money-for-contractors-nonprofits/
[2]	https://www.alreporter.com/2019/09/16/private-prison-detention-companies-spending-on-alabama-politicians/
[3]	https://www.followthemoney.org/research/blog/private-prisons-pour-millions-into-lobbying-state-lawmakers
[4]	https://theintercept.com/2017/05/02/private-prison-corporation-wrote-texas-bill-extending-how-long-immigrant-children-can-be-detained/
[5]	https://www.flchamber.com/the-good-the-bad-and-the-ugly/

Our annual report explains the approval process for lobbying expenditures and political contributions. Our annual report discloses the total annual dollar amount paid to consultant government relations professionals for direct lobbying and discloses any trade and membership associations to which we pay dues, fees or contributions of more than $25,000 annually. Our annual report also discloses the total annual dollar amounts paid in political contributions divided by source of funds (i.e., GEO Corporate and GEO PAC) and by recipient category (i.e., federal candidates, parties and committees; and state/local candidates, parties and committees). The shareholder proposal also requests information regarding grassroots lobbying and we note that GEO does not engage in grassroots lobbying. Our annual report provides substantially all material information requested by disclosure items (1)-(4) of the shareholder proposal.

Prior to finalizing and publishing our annual report, our Board of Directors reviews the annual report.

In addition to our annual report, we comply with applicable federal and state laws relating to our lobbying activities and expenditures and our political activities and contributions. For example, GEO is subject to the Lobbying Disclosure Act (“LDA”) and its registration and reporting provisions, which among other things require disclosure of (i) the organizations employing persons lobbying on GEO’s behalf, (ii) the issues being lobbied, (iii) the congressional offices and/or federal agencies contacted, (iv) the specific legislative or executive issues addressed, and (v) estimated lobbying expenses. 2 U.S.C. §§ 1603(b) & 1604(b). State lobbying laws demand similar information. The information disclosed in these federal and state filings is readily available online. Additionally, our annual report discloses that all of the PAC’s filings with the Federal Election Commission (FEC) are publicly available on the FEC’s website at www.fec.gov and provides that information on political contributions can be found in state agency websites, such as the respective Department of State, Ethics Commissions and/or State Divisions of Election, including sos.ca.gov, www.ethics.state.tx.us and dos.myflorida.com.

To address one of the statements in the shareholder’s supporting statement above, we would like to clarify that we do not lobby for or against immigration enforcement policies or any policies or legislation that would determine the basis for an individual’s incarceration or detention, the length of sentences or the criminalization of behavior. This is also clearly stated in our annual report. We are aware that, unfortunately, there has been information that has been publicly disseminated by others that mischaracterizes or provides false or inaccurate information regarding what we do as a company and what we don’t do as a company. To that end, we encourage our shareholders to visit www.wearegeo.com for content relating to who we are, recidivism solutions, improving lives, and dispelling myths.

We believe our annual report provides meaningful information, transparency and accountability to our shareholders and others relating to our lobbying and political activities and we are committed to publishing this report on an annual basis. We believe that GEO has already addressed the shareholder proposal’s key objectives and disclosure requested. As a result, we believe the proposal has been substantially implemented.

Conclusion

For these reasons, the Board recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board of Directors will be voted against the proposal unless instructed otherwise.

SHAREHOLDER PROPOSAL AND NOMINATIONS DEADLINE

As more specifically provided in our Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless the shareholder has provided proper notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, since our annual meeting for 2020 is scheduled for May 19, 2020, any shareholder proposal to be considered at the 2021 annual meeting must be properly submitted to us not earlier than January 19, 2021 nor later than February 18, 2021. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a proposal included in our proxy statement. For the 2020 annual meeting, under the Securities and Exchange Commission’s requirements, any stockholder proposals and recommendations for director nominees must be received by GEO no later than December 10, 2020, in order to be included in our 2021 proxy statement.

VIRTUAL ANNUAL SHAREHOLDERS MEETING GUIDELINES

The Board of Directors believes that the virtual meeting format provides the opportunity for participation by a broader group of our shareholders, while reducing the costs associated with planning, holding and arranging logistics for an in-person meeting. The virtual meeting format enables shareholders to participate fully, and equally, from any location around the world, at no cost. It also reduces the environmental impact of our Annual Meeting. We designed the format of our Annual Meeting to ensure that our shareholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. Members of senior management and our directors will also attend the Annual Meeting.

Date and Time. The Annual Meeting will be held “virtually” through a live audio webcast on Tuesday, May 19, 2020, at 10:00 a.m. Eastern Daylight Time. There will be no physical meeting location. The Annual Meeting will only be conducted via an audio webcast.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m. Eastern Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our shareholders to access the Annual Meeting prior to the start time.

Log in Instructions. To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/GEO2020. Shareholders will need their unique 16-digit control number which appears on the Notice Regarding the Availability of Proxy Materials or the proxy card (printed in the box and marked by the arrow). In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Tuesday, May 12, 2020, so that you can be provided with a control number and gain access to the Annual Meeting.

Submitting Questions to the virtual Annual Meeting. An online pre-meeting forum will be available to our shareholders at www.proxyvote.com prior to the day of the Annual Meeting. By accessing this online forum, our shareholders will be able to submit questions in writing in advance of the day of the Annual Meeting, vote, view the Annual Meeting’s Rules of Conduct, and obtain copies of proxy materials and our annual report. Shareholders may also submit questions in writing on the day of or during the Annual Meeting on www.virtualshareholdermeeting.com/GEO2020. Shareholders will need their unique 16-digit control number which appears on their Notice Regarding the Availability of Proxy Materials or the proxy card (printed in the box and marked by the arrow).

As part of the Annual Meeting, we will hold a Q&A session, during which we intend to answer all questions submitted before or during the Annual Meeting in accordance with the Annual Meeting’s Rules of Conduct and Procedures which are pertinent to the Company and the Annual Meeting matters, as time permits. In order to ensure that as many shareholders as possible are able to ask questions or make a comment during the Q&A period, each shareholder will be permitted no more than two questions or comments. In order to ensure questions are compiled in a timely manner for the Q&A session, we ask that any shareholder wishing to ask a question during the Annual Meeting do so as soon as possible and prior to the conclusion of the presentation of the proposals. Additionally, we value and welcome the views, questions and constructive comments of our shareholders, but the purpose of the Annual Meeting will be observed and questions or comments will not be addressed that are determined to be irrelevant or inappropriate, including those that are: irrelevant to the business of the Annual Meeting or GEO’s business, derogatory references that are not in good taste, unduly prolonged, substantially repetitious of questions or comments made by other persons, or related to personal grievances.

Questions and answers to any such questions that were addressed during the Annual Meeting and the questions and answers that were not addressed during the Annual Meeting due to time constraints will be published following the Annual Meeting on the Company’s website at www.geogroup.com under the links “Investor Relations”—“Resources” —“Corporate Governance.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. The questions and answers will remain available until the 2021 Proxy Statement is filed.

Participation by Shareholder Proponent. During the Annual Meeting, the proponent of the shareholder proposal included in this proxy statement will have a dedicated call-in line to facilitate its ability to present its shareholder proposal.

Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, Broadridge will have a support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or Annual Meeting time, please reach out to Broadridge’s technical support team using the contact information available on the virtual meeting website at www.virtualshareholdermeeting.com/GEO2020.

Voting shares prior to and at the virtual Annual Meeting. Shareholders may vote their shares at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/GEO2020 on the day of and during the virtual Annual Meeting.

Availability of live webcast to officers, directors, employees and other constituents; Replay. The live audio webcast will be available to not only our shareholders, but also our officers, directors, employees and other constituents. A replay of the Annual Meeting will be made publicly available 24 hours after the Annual Meeting at www.virtualshareholdermeeting.com/GEO2020.

HOUSEHOLDING

As permitted by rules adopted by the Securities and Exchange Commission, we are delivering a single Notice of Internet Availability of Proxy Materials, annual report and proxy statement, as applicable, to any household at which two or more shareholders reside if we believe the shareholders are members of the same family, unless otherwise instructed by one or more of the shareholders. We will promptly deliver separate copies of these documents upon the written or oral request of any shareholders at a shared address to which a single copy of the documents were delivered.

If your household received a single set of any of these documents, but you would prefer to receive your own copy, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please follow these instructions:

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If your shares are registered in your own name, please contact our transfer agent, Computershare, and inform them of your request by calling them at (800) 522-6645 or writing them at PO BOX 505000, Louisville, KY 40233-5000.

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If your household received a single Notice of Annual Meeting of Stockholders or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge Householding Department, by calling their toll free number, 1-866-540-7095 or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of receipt of your instructions at which time you will then be sent separate copies of the documents.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting.

By Order of the Board of Directors,

Joe Negron

Senior Vice President, General Counsel

and Corporate Secretary

April 9, 2020

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 4955 Technology Way, Boca Raton, Florida 33431.

THE GEO GROUP, INC. 4955 TECHNOLOGY WAY BOCA RATON, FLORIDA 33431 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GEO2020 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D02527-P35946 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE GEO GROUP, INC. The Board of Directors recommends you vote “FOR” the following: 1. Election of Directors For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Anne N. Foreman 05) Guido Van Hauwermeiren Richard H. Glanton 06) Christopher C. Wheeler Jose Gordo 07) Julie Myers Wood Scott M. Kernan 08) George C. Zoley The Board of Directors recommends you vote “FOR” proposals 2 and 3: 2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the 2020 scal year. 3. To hold an advisory vote to approve named executive ofcer compensation. The Board of Directors recommends you vote “AGAINST” proposal 4: 4. To vote on a shareholder proposal regarding a lobbying report, if properly presented before the meeting. For Against Abstain For Against Abstain For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D02528-P35946 THE GEO GROUP, INC. Annual Meeting of Shareholders May 19, 2020, 10:00 AM This Proxy is solicited by the Board of Directors The undersigned hereby appoints George C. Zoley and Joe Negron as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned at the close of business on March 11, 2020, at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/GEO2020, at 10:00 A.M. (EDT), May 19, 2020 or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote by Proxy at the virtual Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Fienancial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 12:00 P.M. (EDT) on May 18, 2020. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction. This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specied on the reverse side. If no instructions are specied, this Proxy will be voted FOR the election of the nominees, FOR Proposals 2 and 3 and AGAINST Proposal 4. Address Changes/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side